Exhibit 99.2

2017 INVESTOR DAY TRANSCRIPT

May 24, 2017 / 08:00 AM EDT

On May 24, 2017, Premier, Inc. hosted its 2017 Investor Day at Le Parker Meridien in New York City. The following transcript is an interpretation of the statements made at the event. The actual presentations may have differed slightly.

CORPORATE AND AFFILIATE PARTICIPANTS

In Order of Appearance

Jim Storey Premier, Inc. – VP of IR

Richard J. Statuto Premier, Inc. – Chairman of the Board of Directors, Bon Secours Health System – President and CEO

Susan D. DeVore Premier, Inc. – President and CEO

Mike Szubski University Hospitals Health System, Inc. - CFO

Michael J. Alkire Premier, Inc. – COO

Mimi Huizinga, MD, MPH, FACP Premier, Inc. – Chief Health Information Officer

Durral R. Gilbert Premier, Inc. – President of Supply Chain Services

Kelly Rakowski Premier, Inc. – SVP of Advisory and Collaborative Services

Chad A. Eckes Wake Forest Baptist Medical Center – EVP and CFO

David Hargraves Premier, Inc. – Group VP, Strategic Sourcing

Jeffrey Peters University Hospitals Health System, Inc. – COO

Ryan Adams Premier, Inc. – VP, Enterprise Analytics

Robert A. McKay PharMerica Corporation – SVP of Purchasing and Trade Relations

Lisa French Merck & Co., Associate VP, Strategy and Commercial Model Innovation

Andrew Ziskind, MD Premier, Inc. – SVP of Academic Health System Strategy

Shawn Griffin, MD Premier, Inc. – VP, Enterprise Analytics

Evan Benjamin, MD Baystate Health – SVP, Quality & Population Health and Chief Quality Officer

Marlon Priest, MD Bon Secours Health System – EVP, Chief Medical Officer and Market Leader for Senior Services

Lori Harrington Premier, Inc. – VP, Product Management

Joseph Damore Premier, Inc. – VP, Population Health Services and Analytics

Leigh Anderson Premier, Inc. – Chief Information Officer and SVP

Marshall Ruffin Inova Health Systems, Inc. – CTO and EVP

Pietro Satriano US Foods – President and CEO

Craig S. McKasson Premier, Inc. – CFO and SVP

AUDIENCE PARTICIPANTS

Individuals Who Asked Questions

Ari Singh Neuberger Berman LLC, SVP and Senior Analyst

Donald Hooker KeyBanc Capital Markets Inc., Research Division – VP and Equity Research Analyst

Eric R. Percher Barclays PLC, Research Division – Senior Analyst

Jamie Stockton Wells Fargo Securities, LLC, Research Division – Director and Senior Equity Research Analyst

Lisa Gill JP Morgan Chase & Co, Research Division – Senior Analyst

Lorrie Funtleyder Mangrove Partners - Analyst

Mohan A. Naidu Oppenheimer & Co. Inc., Research Division – MD and Senior Analyst

Nina D. Deka Piper Jaffray Companies, Research Division – Research Analyst

Robert Willoughby Crédit Suisse AG, Research Division – MD and Senior Research Analyst

Ryan Daniels William Blair & Company, L.L.C., Research Division – Partner and Healthcare Analyst

Sean Dodge Jeffries LLC, Research Division – Equity Analyst

Steven Valiquette BofA Merrill Lynch, Research Division – MD, Security Analyst

STRATEGIC AND OPERATIONS REVIEW

Jim Storey

Vice President, Investor Relations

Well hello everybody, I’m Jim Storey, Head of Investor Relations for Premier. I’d like to welcome everyone today to our 2017 Investor Day. We’ve planned a full program for you today, as outlined in your welcome package, but before we get started I need to go through some housekeeping items. First, our event is being webcast live and is accessible through our Investor Relations site at investors.premierinc.com. It’ll also be archived there, and presentation slides are also going to be posted there.

Second, during remarks today we will be making forward looking statements. Actual results could differ materially from the statements we make today, and so I remind you that our remarks are as of today and we take no responsibility for updating them. The many factors that can affect our business are provided in our 10-K and 10-Q filings with the SEC and we encourage you to review those closely. Also during remarks today we will be referring to non-GAAP financial measures. Non-GAAP financial measures are reconciled with GAAP financial measures in the appendix of the slides accompanying this presentation, and in the related 8-K filing which we will be making with the SEC soon.

So let’s look at the agenda. We will start the day off with the strategic and operations review, followed by a panel discussion, four panel discussions actually, on critical topic areas for our company and our industry and they will feature some of our members and our strategic partners. We will finish the day with a financial review and a preliminary outlook for fiscal 2018. There will be plenty of opportunity to ask questions, visit the restroom, or get refreshments in the back. But we ask if you do have a question during the webcast that you use a microphone, there will be one supplied to you. Identify yourself and your organization, so that people follow along on the webcast can hear.

Lastly we hope to complete today by 12:30 p.m. After that, our management team and a few of our partners will be available until about 1:00 p.m., in case anybody has any follow up questions.

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Richard J. Statuto

Chairman of the Board of Directors

Good morning. I’m Richard Statuto, President and Chief Executive Officer of Bon Secours Health System and Chairman of Premier’s Board of Directors. On behalf of the Board, I’d like to welcome you to Premier’s 2017 Investor Day. Although I can’t be with you in person, I do want to take this opportunity to provide my perspective on the value that Premier delivers to health care providers.

Bon Secours is a long-standing member of Premier. Our partnership dates back more than 20 years. As a $3.5 billion nonprofit health care system operating 19 hospitals, hundreds of medical groups and other facilities in six states, Bon Secours is a large complex health care organization. We face significant challenges similar to other health care providers in this environment. Our imperative is to provide high reliable care. That is, to deliver high-quality care, while simultaneously reducing costs and then positioning ourselves to succeed in a value-based care environment. Our partnership with Premier is critical to our success and our ability to fulfill our mission. The reason we partnered with Premier is simple. The partnership delivers a consistently expanding value proposition. Premier is able to do this in large part because of the depth and breadth of the data it possesses, using our and other health system data enables business intelligence, insights and capabilities others cannot provide. In other words, Premier has the usable big data that its competitors and the big consulting firms largely lack, and this really differentiates Premier in the marketplace.

Our work with Premier Bon Secours spans supply chain, clinical quality improvement, operational efficiencies, supply chain value analysis, pharmacy and clinical research utilization and integrated care management, to name a few. Through this collaboration, Bon Secours has realized over $100 million in savings over the past three years alone, all while improving care delivery.

We recently expanded this effort and are currently targeting $50 million in incremental savings over the next 12 months. These results demonstrate why Bon Secours views Premier as an extension of our own organization and why Premier likes to call us and all-in member. Throughout our relationship, Premier has always had a strategic eye for investing in the resources we need to achieve success today and in the future. As a member owner, we fully supported Premier’s restructuring and IPO in 2013. This provided Premier with a framework for accessing the capital necessary to further enhance their value proposition through acquisitions and product and service enhancements.

Case in point. In 2015, Premier acquired InflowHealth, a business focused on physician practice, operational and financial performance improvement. Today, Bon Secours is leveraging this new capability with our employee physicians and have identified several million dollars in potential operational and cost efficiencies that otherwise would have gone unrecognized. As Board Chair of Premier and CEO of Bon Secours, I have tremendous confidence in Susan and the executive

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team and their ability to stay ahead of the market challenges and provide the needed solutions for healthcare providers. Together, we are on a mission to transform the way healthcare is delivered across our country. At Bon Secours, we cannot do it without Premier.

I want to thank you for your time today and welcome, again, to Premier’s 2017 Investor Day. Now let me turn the day over to Premier President and Chief Executive Officer, Susan DeVore.

Susan D. DeVore

President and Chief Executive Officer

Okay, welcome everybody to Premier’s 2017 Investor Day. I want to start by thanking Rich Statuto, our Board Chair. He wanted to be here in person, but’s actually attending his son’s graduation at West Point today, so an honor for his family.

So we, as Jim said, we have an exciting program planned for you today. Mike Alkire, our COO, and Craig McKasson, our CFO, will walk through, first, the key emerging trends in healthcare, how we believe Premier’s core business is perfectly calibrated to navigate the challenges that our members face. We’ll talk about our business strategy, how we believe our comprehensive solutions uniquely position Premier to help our member health systems lead the transformation to high-quality, cost-effective healthcare. Third, we’ll talk about our financial structure, our track record for delivering financial returns, long-term growth, and stockholder value. We’ll talk about our vision for the future and why we believe that our core business drivers are optimized to support strong and continuous long-term growth, as well as deeper, more strategic partnerships with our growing member base.

Let me go to the first slide here. Included in the discussion, we’re going to share our thoughts on the hot button issues that a lot of you ask us about, including the GPO contract renewal process, our integrated pharmacy strategy, our capital deployment plans, including growth and M&A, and return on invested capital. We’ll also give you a preliminary look at fiscal 2018 financial expectations.

We won’t be doing all of the talking. We’re honored to be joined on stage by a member-owner, Mike Szubski, he’s the CFO of University Hospitals in Cleveland, and he’s going to give you a member-owner perspective on some key issues in our discussion. And later, as Jim said, we’re going to introduce you to a group of our health system and supplier partners, who will participate with us on panel discussions, so you can really get a view into how they’re thinking, how they work with Premier, and the innovative things we’re doing together.

So you all know, we’re in a dynamic industry. It’s continually changing and evolving. At Premier, we are focused on a singular goal. And no matter who the policymakers are, no matter what the regulations look like, how they play out, no matter what the short-term market reactions are, our long-term vision remains constant.

At the end of the day, we are driving towards a sustainable, provider-led - and provider-led is an important part of this - healthcare system that consistently delivers high-quality, high-value care.

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So that means we have an imperative to help members manage the cost of healthcare. We have to help our health systems continue to push their quality performance higher. We have to help them change the incentives in healthcare so that they are continually delivering value to patients, and we’re delivering value to providers and payers. And we believe only Premier has the unique, integrated, holistic solutions to meet those goals.

So, I want to walk you through the healthcare environment, how Premier is anticipating needs with a future-focused strategy, that’s predicated on delivering continuous value. With the introduction of the AHCA, Republican priorities for changing healthcare have been made clear. And, while there’s uncertainty around exactly how the specific reforms will be enacted, we think the priorities for change can be organized into four specific focus areas, each of which are expected to have an effect on our members, and an effect on Premier.

So the first one is the growing reality that the financial pressures on healthcare providers will continue. This means providers will continue to operate under extreme pressure to manage their costs and improve their efficiency, increasing their needs for technology, and data analytics, and advisory services that help them find new revenues and cut any unnecessary expenses.

Our provider health systems, you heard Rich talk about it, they face hundreds of millions of dollars of annual cost reduction imperatives, and we’ve built a total cost reduction capability that integrates technology, comprehensive analytics, and wrap-around advisory expertise, data-driven supply chain solutions, and all of it spans the whole continuum.

Second, we think that it’s absolutely necessary that we continue to help health systems drive drug and device costs down, given the overall cost pressures that they face. For our members, this translates into a need for more aggressive cost management, including value analysis, comparative effectiveness research, and an accelerated continuing push for more generics and for the introduction of biosimilars. We’ve built a comprehensive strategy at Premier, the capabilities of which include a partnership with a PBM, specialty pharmacy as a shared service, a specialty distribution relationship, and innovative comparative effectiveness research capabilities.

Third, the need for tighter physician alignment. MACRA, bundled payments, ACOs, all the other Republican-branded pushes towards value-based care are driving physicians to look for partners that can help them organize and prepare themselves for performance measurement, and prepare themselves for risk-based payment and public reporting.

And last is the continuing focus on value-based payment. It’s an important part of all the reform proposals that are going forward, and it carries with it - and this is a really big deal - it carries with it the challenge for healthcare systems to truly redesign and transform their entire care delivery models.

To succeed, providers need enterprise analytics. They need to be able to measure and improve performance. They need data to compare themselves to their peers. And they need wrap-around experts to help them implement the improvement. We think we’re really different in this regard. You know, pure GPOs, or pure consulting firms, or pure technology firms, don’t have all of those pieces that they can bring together.

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So when you boil it all down, the cost, the quality and safety imperative, the need to take risk for populations across the care continuum, the need to be able to assess the real value of products and services, all of that is critical to their success and our success, both now and into the future. And even if the pressures intensify or they’re reordered a bit, that’s always for us going to be the end goal. We know it. Our members know it. And we’ve aligned our core strengths around delivering solutions that speed our members, help them accelerate this transformation.

And these focus areas feed into the capabilities that Premier’s been developing for years, in partnership with our members. In fact, we believe Premier is uniquely suited to address these challenges with our highly differentiated and comprehensive offerings. We’re laser focused in all we do on providing the necessary services that help our members get there faster, and at scale. We have a very structured approach. It’s enabled by robust analytics and technology capabilities and wrap-around advisory services that are required to help them navigate the challenges, and to achieve success in each stage along the way. And we believe that over time, this and all of these efforts, will lead to lasting and long-term stockholder value.

For financial reporting purposes, the solutions driving our three go-to-market platforms, which are on the bottom of the slide, Mike’s going to talk about them in more detail later, are divided into two public reporting segments: supply chain services and performance services.

In supply chain services, we’ve focused on the larger end goal by expanding our core GPO and contracting strengths with collaboratives, committed group buying, direct sourcing, and enhanced management of physician preference items. It’s why we have invested in purchased services, facilities and construction management, alternate-site purchasing - with our most recent acquisition - and integrated pharmacy solutions. It’s all driving towards solutions that help members better reduce their total costs in a world of increasing cost pressure, and better manage pharmaceutical and device costs, where scale must be answered with scale.

In performance services, same thing. We’ve enhanced our enterprise analytics technologies to extend value-based care, reporting and performance improvement, particularly as physicians start to enter the game with the new MACRA law.

We’ve acquired new solutions that enable members to actually better measure the financial performance of the physician practices they acquire. You heard Rich talk about that as well. We’ve developed Best in KLAS capabilities for advisory services that support members in their journey towards physician alignment and clinical integration. Again, it’s all driving towards solutions where our members are in the best possible position to align with their physicians and achieve success with value-based care, and value-based payment.

Because our business strategy is closely aligned with our member needs, and it’s built on a platform of multiple growth drivers, we’ve been able to deliver consistent financial returns since going public, and we’ve built the chassis on both sides of our business, Supply Chain and Performance Services, for long-lasting value.

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Since our IPO in October of 2013, we’ve built a strong track record of operational and financial growth. We’ve expanded our capabilities, through both organic and inorganic activities. Looking at our growth rates since 2013 - and assuming we achieve results at the mid-range of our guidance for fiscal 2017, which ends June 30 - consolidated net revenue will have increased at a compound annual growth rate of 17% and topped $1.4 billion. Consolidated non-GAAP adjusted EBITDA and fully distributed earnings per share will each have grown at a CAGR of 13%.

Looking at the two and a half year period from June 2014 through December 2016, we’ve also increased our cross-sell opportunities, expanding the number of organizations that use both our cost and our quality and safety capabilities to 30% from 23%. Members using any two of our core capabilities increased to 35% from 26%, and members using all three of our core capabilities – cost reduction, quality and safety, and our value-based care offerings – have increased to 15% from 9%. So as a company, we’ve been predictable and consistent. And we’ve achieved all of this while maintaining a strong and flexible balance sheet that reflects very low debt, and generates consistently strong free cash flow.

With these results, it should come as no surprise that our member-owners are extremely satisfied with Premier, with 94% of our owners reporting overall satisfaction in our annual CEO survey, and 85% viewing us as a strategic partner, or actually an extension of themselves, not as a vendor.

Moreover, we’ve experienced a strong GPO retention rate of 98%, and an increased SaaS institutional renewal rate of 95% through the first nine months of the fiscal year, and we currently expect full-year numbers, that we’ll report in August, to reflect a continuation of this performance. We believe this is a level of loyalty that almost none of our competitors can achieve, and it’s also is a metric that gives us a lot of confidence as we contemplate our contract renewal process and future growth in fiscal year 2018 and beyond. These members have had long-standing relationships with Premier.

Going forward, Premier will seek to build on the strong returns we’ve delivered to date, guided by our goal of driving the industry towards more high-quality, cost-effective, value-based care. As part of our strategic plan, we are dedicating resources to deliver long-term stockholder value. And we’re going to do this through continued organic investments to enhance our technology and our enterprise analytics capabilities, which we view as key to delivering strategic growth. We’re going to continue to introduce innovative new products and services that are differentiated, that are provider focused, and that are easy to use. We’re going to continue to grow the membership, including academic health systems, with our unique provider-centric culture, our integrated performance solutions and our compelling value proposition. And we’re going to continue to deliver consistent financial growth.

As you heard earlier from Rich Statuto, value at Premier is multi-faceted. It’s about financial returns as one would traditionally measure them, but it’s also about the ability to help our members reach their goals of better quality care delivered at a lower cost. We are transforming healthcare from the inside. In other words, we are the Premier inside. The intel inside. We co-own their savings goals, we co-own their quality goals, and we co-own their transformation to value-based care. They are consistently realizing value from their relationship with Premier, and our employees are delivering performance improvement and financial returns.

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As many of you know, our corporate goals are organized primarily around our financial performance - our growth, our profitability, and the returns we provide to stockholders. But we also hold ourselves accountable for member performance. For our ability to help members realize their cost and quality goals. This, too, is part of our corporate goal structure, and we use these metrics to evaluate employee performance and compensation.

So it should be no surprise that our members are realizing consistent value year-over-year. They save millions of dollars on supplies. They earn higher quality and patient satisfaction scores. They outperform others in value-based care programs. And we truly believe that these results are only achieved when Premier leads the way with them.

With our proven results, we’ve got great confidence in our ability to lead healthcare transformation, and continue to achieve financial growth. Our strong and long-standing bond with our members is predicated on the value we deliver, addressing total cost imperatives in their organizations, identifying and acting on opportunities to improve quality and safety. So we’re doing it every day, every month, every year.

And I want to turn it now to Mike Szubski, the CFO of University Health Systems in Cleveland, give you his perspective.

Mike Szubski

Chief Financial Officer, University Health Systems, Cleveland OH

Thank you Susan.

I am Mike Szubski. I’m the Chief Financial Officer at University Hospitals located in the great city of Cleveland, Ohio. Home of the world champion Cleveland Cavaliers. Sorry, I have to say that. I was four years old when they last won a championship. Although, I was up a bit later last night than I thought I was going to be.

I’ve been at UH for 14 years now. I’ve been the CFO for eight. Just a little bit of background about UH, we’re a four billion dollar health system. We service 15 plus counties in Northeast Ohio. We have 14 owned hospitals led by our University Hospitals Cleveland Medical Center, our large academic medical center, thousand-bed facility.

We have three joint venture partnerships. We have 25,000 plus employees, 2,000 employed physicians, and we train some 1,100 residents and fellows. You know, as I think about the total value proposition relative to our relationship with Premier, it’s really built around the collaborative approach that I think Susan and the team live every day, and the interactions that go on with the member-owners is really a fabulous process. There’s a lot of feedback that goes back and forth.

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And also now the broad capabilities that Premier has created, where I know from a University Hospitals standpoint we are trying to maximize our use of those tools. When I think about the challenges that Rich and Susan have described in our business, you literally can’t open up a newspaper any time over the last four months and not see a headline around the industry, the healthcare industry. We know that the President’s budget came out yesterday. Suffice to say there’s going to be major challenges coming to all health systems around the country. We provide and prepare historically a five-year strategic financial plan. We’ve been doing it for about 10 to 12 years.

We at least update that annually. We just updated it in March and in anticipation of what was coming from the AHCA and other things going on at the state level. We have built into our forecast an $80 million per-year, five years, and $80 million incremental cost reduction plan. So $400 million target. We have not not achieved our strategic financial plan historically while I’ve been there, and we’re not going to miss it going forward.

So you know that I think that speaks to the challenges we anticipate and are seeing. We could not do it without our relationship with Premier. Premier’s comprehensive approach, database analytics, advisory services - which we utilize significantly. Supply chain capabilities across the whole suite of services that Premier has now put in place, provide a total value proposition that we can deploy to meet our major challenges. And as it’s been mentioned, I just don’t see another vendor in the market that can provide this full suite of integrated capabilities.

When we talk about our relationship with Premier, this is an interesting slide, and I think this says a lot. You look on the left side of the slide, clearly group purchasing opportunities we take full advantage of, but it’s also the quality and safety analytics that we’re using very effectively, I think, at UH. Supply chain, performance improvement initiatives, labor, productivity assessment. We could not run our organization without the labor productivity data that we get from Premier, I can assure you that.

Population Health. University Hospitals has one of the largest Accountable Care Organizations in the United States. We have 300,000 plus members, and it was six or seven years ago when we embarked with many other Premier members to stand up our ACO, and accountable care is not going anywhere, it’s staying. The idea of total cost of care, focus on population health, wellness, chronic disease management, all of those are going to stay in place as we look to eliminate some of the waste in the health systems, and certainly look at total cost of care.

The advisory services we use extensively. As Rick mentioned, we are standing up the Inflow physician practice management system. With 2,000 employees and physicians, I guarantee you that is something you need to do. It’s a tough business, managing physician practices. We’re neck deep in that as well. Advisory services. Consulting services. We’ve also stood up PremierConnect Enterprise. Dr. Jeff Peters is here today, our Chief Operating Officer from University Hospitals, and he will be sharing some really exciting work that we’re doing with Premier, around PCE, towards the goal of looking at what we call high reliability medicine, with a focus of getting the variation in care, out. Across entities, across physicians, etc.

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You know, for me this is not just a theoretical exercise. I mentioned this - this targeted achievement of $80 million incremental cost savings over the next five years. Over the last five years, we have eliminated $300 million of incremental costs in our health system, and I assure you we could not have done that without the good work with our partners at Premier.

You know, in my judgment the Premier relationship is about this slide. It’s not necessarily related as much around the group purchasing savings that we get, but it’s about that big circle on the right hand of the slide, and achieving $80 million annually in cost savings and incremental value to our bottom line. It’s going to be required. We need to achieve it. And I can’t imagine embarking on this process without our good partners at Premier.

There’s a 16-to-1 ROI, assuming we achieve this. We’ve achieved a similar ROI over the last five years. There’s no reason for me to believe that we can’t do this going forward. When the IPO came out, we signed a five-year group purchasing contract. We’ve renewed that through 2021. I’ve got no reason to believe that post-2021 we’re not going to continue to have a very active and involved relationship with Premier. And I think I can speak for the majority, if not all the members, that that’s the feedback I’m getting from everyone else in terms of the renewal process, and I think it’s a high likelihood that that’s going to go very smoothly going forward.

So you know the saying, may you live in interesting times. Well, we’re in the middle of it. No question about it in the health care industry. We are going to get paid less - there’s no question about it - and we’re going have to do less. We’re going to get paid less, but we need to do less. We need to eliminate waste. We need to lower length of stay. We need to get the variation of care under control, and live that. And I just can’t imagine doing that right now without the kind of integrated capabilities and collaboration that we have with Premier.

Susan D. DeVore

President and Chief Executive Officer

Only one thing I would add because we get a lot of questions about the renewal process. A lot of our member-owners look like this. So UH spends five million with us - lots of tools, technology, advisory services. They get dedicated people on site. They get an annual fee share. Admin fee share of four million. They have $27 million of remaining equity and related value. But as Mike said, it’s all about the $80 million he’s trying to save every year. As we look at our renewal process, these are the conversations we’re having - the conversation about the ROI, the conversation about the overall total value.

Okay, Mike. We’re going to turn now -

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Michael J. Alkire

Chief Operating Officer

I just also want to say thanks, Mike, for all the support, and, you know, it’s through our partnerships with our members like UH, where we gain a lot of the insights. That, you know, we co-develop and we co-create together. So what I want to spend a little bit of time on now is just talking about that relationship in terms of how we’re building our partnerships and our go-to-market.

So as Mike said, we really are in this together. Our mission, our vision, and our goals are aligned. We are regularly meeting with C-suites of our members, participating in strategic planning sessions. And, as Susan said, according to our most recent C-suite member survey, 85% of our members either view us as the strategic partner, or literally an extension of their organization. So we’re embedded, and we’re engaged, and we’re continually driving value to meet the needs of our healthcare systems.

Now going into how we deliver that value, in my remarks today - and then we’re going to have four panels that actually follow my remarks - I’m hoping to provide you with a greater understanding of the broad ways we deliver that value to the members. Specifically, how Premier’s technology and services enable the supply chain. The continuing integration of pharmacy services, and the continued enhancement and build-out of our value-based care offerings.

Our business strategy has evolved around three core go-to-market programs, as Susan said.

These platforms are Supply Chain and e-Commerce, our integrated pharmacy platform, and our value-based care platform. These three platforms address both emerging market trends and evolving member needs, leveraging Premier’s core capabilities and supported by our embedded field and advisory services, and all of our technology and enterprise analytics. We believe this is the right structure to meet our members’ evolving needs and drive business results that support long-term stockholder value. We believe our platforms address our members’ most pressing needs in a challenging market environment, as Mike just said, through consistent execution of our strategy.

For instance, since the IPO, our group purchasing volume in Supply Chain Services has grown 25% to $50 billion. 87% of our members now use at least one of our direct sourcing capabilities. Our ASCEND Collaborative has more than 860 hospitals that standardize on commodity items. Our contract penetration has grown from 59% to 65% in the past five years. Our integrated pharmacy solution has been adopted by almost 320 hospitals, and as Susan mentioned, our PBM partnership has demonstrated more than 10% savings over incumbent PBM solutions that our healthcare systems are currently using. Our value-based care advisory services are earning top designations from independent research firms, like KLAS and other organizations.

We have built a pipeline of new and innovative solutions, including the successful launch of two new clinical capabilities just this year, our Clinician Performance Management and our Service

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Line Analytics, and both of these we will be demoing during the panel discussions. And we continue to cultivate opportunities in group purchasing that have been created by merger-related disruption in the marketplace.

In a recent survey of our healthcare systems, in all of these areas - new technology, personalized medicine, and the expansion of the non-acute settings - are driving an increased focus in supply chain spend over the next three years. As budgets continue to tighten, more pressure will be placed on finding additional value within the healthcare system’s second largest cost center, which is their supply chain. This means providers will continue to operate under cost reduction imperatives that are likely to increase their need for technology, analytics and advisory services to improve productivity and efficiency.

And at the same time, more demands will be placed on health systems as providers continue to consolidate, and value-based payment programs increase the need for integrated supply chain and clinical technology solutions. Our Supply Chain and e-Commerce platforms consist of our acute and non-acute purchasing portfolios, solutions to drive value in high-cost areas of physician and clinician preference, capital equipment and purchased services, performance groups that drive standardization around commodity goods, direct sourcing and aggregated buying to standardize and reduce cost - again in commodity areas - and the PremierConnect Supply Chain technology, which underpins all of those services.

We believe the capabilities that Premier has built through both internal, organic development and through acquisitions, unlock greater potential to deliver value by marrying clinical and supply insights through the use of data to evaluate comparative effectiveness of physician and clinician preference items, drive additional supply and operational value through a competitive group purchasing portfolio, affinity and high commitment groups, and direct sourcing to standardize on specifications for commodity goods, enable the supply chain continuum to act as one through advanced data assets, technology and services.

While we will continue to build discrete capabilities and expand our contract portfolio to meet our member needs, we are also focused on more tightly packaging our existing technology capabilities to support our members’ growth across the care continuum. We believe these technologies improve workflow, productivity and accuracy of supply chain organizations while driving immense value to their bottom line.

Our highly-engaged members, so those that use our technologies, or that are part of collaboratives and the GPO, consistently save more than $350 million on an annual basis in supply costs versus those that don’t participate in all those other services. Those who are engaged in our QUEST collaboratives are more likely than others to achieve substantial cost reductions, earn higher-quality scores, and higher HCAP star ratings than average.

Those in our population health collaborative are three times more likely to earn shared savings payments, and those payments tend to be much larger among the participants than the others. Increased consolidation and price pressure in the pharmaceuticals and device markets has accelerated over the last several years, making the volatility of costs a real challenge for our health systems’ budgets. Coupled with the continued jockeying between industry players to control purchasing, pricing and access to pharmaceuticals, issues associated with drug shortages, and the introduction of biosimilars to the market, these are the real pain points for the membership.

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With our Economic Outlook survey, 99% of the healthcare executives state that pharmaceutical price increases pose a significant challenge to their organizations. For our member health systems, this price volatility translates to the need for more aggressive pharmaceutical cost management programs, including value analysis and comparative effectiveness research and the acceleration to generics and biosimilars. Our existing integrated pharmacy capabilities help members manage accelerating pharmacy costs by leveraging our scale, our enterprise analytics, and are integrating the pharmacy value chain. All of the components within this platform - our pharmacy group purchasing, our minority investment in FFF, ownership of specialty pharmacies, and our PBM relationship - remain important to help members better manage pharmaceutical costs while gaining access to the drugs that their patients need.

For Premier, these trends emphasize our need to continue to drive enhanced cost reduction efforts. To differentiate our core contracting capabilities through formulary alignment, standardization, and other means that may help members in their movement to value-based care, and to further integrate our existing investments in this area. The healthcare industry’s transformation from reimbursing for volume, to one rewarding value and integration of care, is the largest imperative driving the need for long-term change. In leading this transformation, health systems must fundamentally change the way they deliver care to their communities and populations, while maintaining their margins and fulfilling their overall missions.

According to a survey conducted by Premier’s member C-suite executives, 50% of the executives are increasing their focus on using quality reporting systems for physicians to report to public payers, such as Medicare’s MACRA and MIPS programs. More than half of the C-suite executives are also increasing focus on improving interoperability of their existing EHR systems and integrating data from disparate systems, so that they can excel in these new value-based programs. Providers are seeking out partners to deliver comprehensive solutions that accelerate their speed to value.

We believe Premier is uniquely positioned to serve as that partner and provide holistic solutions that integrate technology, analytics and advisory services to enable the cultural and structural changes that will be needed in this new environment. Our wrap-around advisory service capabilities are supporting the integration of the acquisition of Inflow Health and TheraDoc, and this has led to Premier earning top designation from KLAS for Management Consulting and Value-Based Consulting. Expanding member engagement of PremierConnect Enterprise Analytics and the Data Alliance Collaborative to reduce care variation and improve clinician, clinical and financial performance. And launching Clinician Performance Management to support regulatory reporting for physicians across the continuum of care and launching Service Line Analytics to bring together cost and quality data.

Premier advisory services leverage our enterprise analytics to identify cost savings and quality improvement opportunities. The growth strategy in our value-based care platform is centered on the continued integration and enhancement of our broad and deep data assets, technology and

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services capabilities. These solutions will maximize a hospital’s margins and its missions through diversification of revenue streams and deliver sustained outcomes in complex operating models and new financial models.

Thank you for your time. Now, Susan will open up for questions.

QUESTION AND ANSWER SECTION

Susan D. DeVore

President and Chief Executive Officer

So what we’ve designed the day to do is after every segment, this segment and then each of the panels, we will give you an opportunity to ask questions. So we have mics in the room.

Question over here on the left. We’ll bring a mic to you. Tell us who you are, and where you’re from, and ask the question, and we’ll answer.

Nina D. Deka

Piper Jaffray Companies

Hi, I’m Nina Deka with Piper Jaffrey. I have a question for Mike Szubski. You mentioned that Premier helped you stand up your ACO, and I was wondering if you could provide some examples of how they did that and also how you chose Premier over other vendors to help you with that process.

Mike Szubski

Chief Financial Officer, University Health Systems, Cleveland OH

Sure, well if you think about it when the PPACA came out, there were a lot of unknowns. Everyone was trying to understand how the PPACA was going to work. As typical with Premier, they get ahead of it and really dig deep in understanding and researching, everything that was going to come with creating an ACO. So how you organize around it, system capabilities, physician alignment within an ACO, technology solutions.

So there are a whole host of things that we were kind of all exploring together, key members of Premier, but with Premier staff, making sure that as we organized around an Accountable Care Organization, we had the capabilities to do it, because ultimately you’re trying to make sure that you’re going to drive savings to those products or payers that you sign an ACO agreement with. But we started with our employees. We’re self-insured, we have 25,000 employees. So the ACO we stood up was around our employee population.

You think about all the things you have to do. You’re looking at chronic disease management. You’re looking at ED utilization or overuse of ED. You’re looking at wellness programs. So as

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Premier was putting their thoughts together, we started picking and choosing things that we wanted to do. They helped to stand it up and make sure that we continue to evolve. We have literally now eight different ACO arrangements. We’re in the Medicare Insurance Savings Program, that was the second one we did, and many of the members went down that road as well.

But then we’ve gotten into commercial ACO arrangements, so it’s extensive, and knowing that you’re doing what you’re supposed to do in order to ultimately get shared savings is what it’s all about, and we actually brought Premier in after, I think was three or four years we were into it, to do another review of how are we doing best practices. Again, Premier’s got quite a few members who we were able to consult with and talk to - where are you seeing success, where are you not, what can we do about it, best practices.

So I think it’s a very integrated collaboration approach and we saw a lot of value with it, and now we’ve been very successful. We literally this last year had savings in every one of our ACO arrangements.

Susan D. DeVore

President and Chief Executive Officer

Other questions. Over here to the right.

[Unidentified Participant]

Another question for you, Mike. You talked about your relationship historically generating about $60 million in annualized savings, and going forward targeting about $80 million a year.

Can you give us a little bit more flavor on historically where some of the key areas of savings have been, and looking forward kind of what your goals are and what key areas of focus are for you to generate the $80 million in the incremental, that’s $20 million annually?

Mike Szubski

Chief Financial Officer, University Health Systems, Cleveland OH

Sure, thank you. Labor productivity is right at the top of the list. So think about it, we’ve got 14 entities, we have hospitals that are a little bit different, so we use very different productivity measures, but we’ve got a full suite of labor productivity benchmarks that we’ve built into our system, and then to drive the change and drive the performance in each of our entities down to the top quartile performance. And it’s based on the robust Premier database. So having that data, and frankly, sitting around the room and saying, hey, there are others out here who can do this. We can do it too, and so let’s get the best quartile performance.

So a lot of things around labor. Supply chain, no question it’s always there. Working actively with leadership to push the throttle on where we can have savings. Pharmacy, the last couple

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years has been a big area of needed cost reductions. We’ve gotten to things like span of control, and looking at span comparisons in different areas of our organization and again benchmark that compared to other organizations. So a 20-to-1 relationship with a VP to other management level folks or direct reports.

You know, the list is long. High reliability medicine, which you’re going to hear more about, we actually started that, roughly a couple years ago. And again, Dr. Peters is going to talk about that, but that helped drive cost savings. I’m going to tell you, going forward, it’s still a lot of the same things. It’s just raising the bar and getting a tad more aggressive in most of those same areas. It’s continual change management. I think high reliability medicine is getting us more to variation in care and that’s where we really need to go now. So eliminate the vast variation in care, which does exist, even within our health system.

Susan D. DeVore

President and Chief Executive Officer

Thank you. Question over here.

Donald Hooker

KeyBanc

Don Hooker, KeyBanc. You guys highlighted GPO contract compliance - which is something I’m always interested in tracking - and you highlighted the momentum with the ASCEND Collaborative. I assume the ASCEND Collaborative is 100% compliant or close to that. So I’m kind of curious, if you - is that the main driver of that, is the ASCEND numbers, or outside of that are you seeing more room for growth? Is there a natural sort of limit there?

Susan D. DeVore

President and Chief Executive Officer

Yeah, so we look at contract penetration utilization by category, and it varies by category. But I would say it’s not only the ASCEND, and Mike you can you can add to this, not only the ASCEND Program, but the embedded field with the technology, with the contract portfolio. Everybody, every day is saying, if we use this contract, how much money can we save? And so it’s the savings and the opportunity for savings that actually drive the penetration.

I don’t know if you have any additional comments?

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Michael J. Alkire

Chief Operating Officer

Everything Susan said. ASCEND, but then we also have other affinity groups that have been created and those are also driving higher levels of contract penetration.

Susan D. DeVore

President and Chief Executive Officer

For the harder stuff - a smaller group or subset of the members, who will take on cochlear implants or a physician preference item.

Question over here -

Sean Dodge

Jefferies LLC

Sean Dodge, Jefferies. Maybe just following on to Don’s question - what are the big frictions that still remain with contract penetration? Are things like PremierConnect Supply Chain really helping to push that forward, and what’s a reasonable assumption or goal for that metric over time? Is everybody a potential 100%?

Michael J. Alkire

Chief Operating Officer

So a couple things, and then Susan you can please add to this. So it’s always going to be about the data, right? As you drive higher levels of standardization of the commodity you’re - you know you begin to narrow the number of categories that you can sterilize, and we’re pretty good at the commodities. So you move to clinical and physician preference areas, you need more data, and we have made a couple of acquisitions over the last couple of years, so metrics being one of them, where we begin to standardize the data and make it easier for the clinicians who are having to drive standardization in those areas to make those decisions. So I will tell you, as Susan said, it’s typically by service line and that’s how we look at contract utilization. The big opportunities for us are still in the surgery area, the areas that the physicians and the nurses use a lot of the products out of. And then also to some degree in the nursing areas, depending on how the health care system is actually being organized.

Susan D. DeVore

President and Chief Executive Officer

Question in the back please.

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Lisa C. Gill

J.P Morgan

Lisa Gill with J.P. Morgan. Mike, I actually have a question around integrated pharmacy. Can you just talk about what percentage of your costs today are pharmacy? And when you think about standardization, you talked earlier about biosimilars and some of the other opportunities, but that still seems years away. What are some of the things that Premier is doing with you today on the integrated pharmacy side?

Michael J. Alkire

Chief Operating Officer

Why don’t you take the first piece around your overall cost, and then I’ll hit the biosimilars.

Mike Szubski

Chief Financial Officer, University Health Systems, Cleveland OH

That’s a really good question. I’m not sure I could quote you a cost per day on pharmacy. Our pharmaceutical costs are significant. You know, I’m going to do this standing on one foot, you know, we’ve got a couple hundred million dollars spend, at least, so you can do the math, but it’s a big number. And you know, the increases over the last several years of 7%, 8%, 9%, you know, continue the challenge. But maybe I can get back to you on more specifics.

Lisa C. Gill

J.P Morgan

I’m trying to understand what the opportunities are here, right? Biosimilars are still a ways away. So what can Premier do to help drive the cost down?

Michael J. Alkire

Chief Operating Officer

So biosimilars, for example. We believe there are savings between 25% and 35%. That’s what the pundits are saying. Our goal around that is really – it’s velocity. How do you get those products in the markets the quickest. And so we’re working with pharmaceutical suppliers and actually UH, and looking at launching one of the newest biosimilars.

But in order to do that you’ve got to have all the data, and you’ve got to have the right feedback mechanisms within the healthcare systems to ensure that the physicians are appropriately using that therapy and and then reporting back, obviously the clinical outcomes. So we’re in the process of actually building that out right now at UH.

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Susan D. DeVore

President and Chief Executive Officer

And our pharmacy strategy, Lisa, is not only the pricing, the generics, controlling inflation, and biosimilars, but actually the population health medication intervention strategy. So the other parts of our strategy are, as he has ACOs, five or eight different ACOs, and he’s got to manage readmissions, E.R. utilization, total cost of care across the continuum. That adherence in medication management is a critical part of that. So for us it’s actually the combination of the cost reduction pieces through the GPO and the population health strategy that really enables him to more effectively try to manage the overall pharma.

Michael J. Alkire

Chief Operating Officer

And one other big issue - obviously, we’ve got to create healthier markets. So where we’ve already had generics created, and then those generics become short supply because of a limited number of suppliers. Obviously, a big focus of ours is to create mechanisms to bring more entrants into those markets to create more competitive friction and thereby bringing the price of those products down.

Susan D. DeVore

President and Chief Executive Officer

So I know we could answer questions all morning with this panel, but what we’d like to do now is pivot to our other panels and we’ll have an opportunity for questions after each one of them, as well.

PANEL DISCUSSION: INCREASING PRESSURE TO MANAGE COSTS

Michael J. Alkire

Chief Operating Officer

All right. So, the first panel here we’re going to focus on, really, the issue associated with managing costs - that Mike so eloquently talked about.

In our first panel, I’d like to invite Chad Eckes, who is the Executive Vice President and Chief Financial Officer at Wake Forest; Dr. Peters, who’s the Chief Operating Officer at University; Kelly Rakowski, who leads our Advisory Services; and our good friend, David Hargraves, who is our Group Vice President responsible for our GPO. Then Ryan Adams, who’s going to be doing a demo on our Service Line Analytics. So welcome to the stage everyone.

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Kelly Rakowski

SVP, Advisory and Collaborative Services

All right. Good morning, my name is Kelly Rakowski. I’m the Senior Vice President for Premier’s Consulting and Collaborative Services. And, as Mike introduced us, we’re going to talk and explore more of this topic around the revenue pressures facing the provider industry.

The cost imperative that that is creating - as you heard a little bit from Mike Szubski already - some of the magnitude of the change, and Dr. Peters is going to explore a little bit more with us how he gets the pleasure of delivering on that imperative year-over-year, and then how Premier’s portfolio of services - I have a team of hundreds of consultants who are working across the country today with our providers to help them through that cost imperative, leveraging the capabilities that we have through our Supply Chain Services.

The unique insights we have from our analytic offerings, to help achieve those cost imperatives, improve productivity and efficiency, and do it at a scale that, quite frankly, the industry hasn’t faced in the past. So we’re going to talk about what that looks like for several of our members, and David and Ryan are also going to share with us a little bit more of some unique insights of how Premier is doing that and some of the capabilities that we have.

So let me first start with you, Chad. We are thrilled that Wake Forest recently joined the Premier alliance. Can you talk a little bit about your cost imperative at Wake Forest, and then what led you to select Premier as your supply chain services and performance improvement partner.

Chad A. Eckes

Executive Vice President & Chief Financial Officer, Wake Forest

Thanks Kelly. So Wake Forest has a very interesting story. I was brought in a little over three years ago to do a financial turnaround of the organization. We were upon this time period three years ago, we were losing over $80 million a year, and on a trajectory to lose about $100 million a year.

So over the over the last three years, we’ve done a little over a $200 million operating income turnaround, and we hit a point over this last fiscal year where we realize that the tools available to us to continue that turnaround and, not only maintain our current level of financial performance but also continue improving the organization, was at risk. And, as we looked at those opportunities and did our projections we saw that we would have about $250 million dollar set of headwinds coming at us over the next three years.

So, you know, part of that was we reached out to Premier, shared the challenges in the areas that we saw as levers to be pulled, and you know that really existed in four key buckets. Very similar to what Mike has already gone through, labor is number one. We need to manage our productivity far more aggressively and when we look at the tools that were available internally, we did not have the tools available to really drive it to the level we wanted.

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Number two, is clinical supplies. Our supplies have been growing a little over 8% annually. Including both pharmaceuticals as well as general clinical. And that, even though we benchmark in right around the 50th percentile for other academics, we know that it’s unsustainable as an organization. Three, even though we’ve done a little over $100 million in revenue cycle bottom line turnaround, we know we need to keep on improving in that area. And then four, our IT costs, like pretty much every other institution, are growing at an uncontrollable rate and not producing the type of yield that we would expect.

So, we approached Premier with those challenges and were very impressed with the solutions being offered, the drivers of which, and what really caused us to make the decision was we felt confident that Premier would be the best at getting us to the top GPO pricing. Too, the level of expertise around process improvement was far and beyond what we could find in competitors.

And really a second part of that consulting expertise was organizational change management. Being an academic, first of all, change is difficult anywhere. I think it’s a little bit more difficult in the academic setting, and we felt that Premier had the expertise to help lead us through that. And then the final piece was the analytic tools which we couldn’t find anywhere else. And those analytic tools we feel are critical to get the initial improvements, but even more critical to help us maintain those improvements once we achieve them.

Kelly Rakowski

SVP, Advisory and Collaborative Services

And can you talk a little bit about, we’re only about five-and-a-half months, maybe, into the engagement so far. Can you talk a little bit about the results you’ve seen so far?

Chad A. Eckes

Executive Vice President & Chief Financial Officer, Wake Forest

Well, first I hit Premier with a tall order. I said, in 90 days I wanted to do a GPO swap-out with about 780 price activations, and I needed that to happen without skipping a beat. So that was goal number one, can you achieve a 90 day target timeline?

Number two was, I need to see a 30 million dollar pick-up to our bottom line over an 18 month period. And three, we had to see a step-wise approach to getting those improvements. In actually less than five months, it’s been about four months here now, we’ve picked up $5.4 million of that $30 million, so we’re running well ahead of plan from what we originally established, and most importantly the team feels good about it. And that that’s important, because we this is a multi-pronged approach in our institution.

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You know, unhappy chairs means an unhappy CFO. So our chairs have been happy going through this process, and my IT group has been pleased with the progress going through which, you know, there’s no shortage of challenges there.

Kelly Rakowski

SVP, Advisory and Collaborative Services

David, would you say that’s a typical experience that we see with other members who have an accelerated conversion process like that with us? And if you would mind sharing a little bit more with the group about your career path, and what led you to Premier.

David Hargraves

Group Vice President, Strategic Sourcing

Hi everybody, David Hargraves, Vice President for the GPO. So first question first, is it typical in doing it? Let me give you a comparison if you will. So I’ve been at Premier about two years now. Nine years before that, I spent as VP of Clinical Supply Chain with UPMC, which is University of Pittsburgh Medical Center - big system in Pennsylvania. We were with a different GPO, and so if you ask me are the results typical across the country, I’d say from the experience I had with a different GPO, absolutely not.

You know, most folks fear, to a degree, that GPO conversion and they’re afraid of how - it’s a big resistance to change sometimes, if you will. So in that experience, no, broadly. But, what’s interesting, the experience that Chad has and one of the things I’ve learned since coming from here, is it’s very typical for us - and for a couple reasons.

One reason is so let’s do the math first, you’re typically going to see at Premier, 5% to 10% savings when we move you from a competitive GPO over to the Premier GPO And that’s many of the competitors that are out there today. And it’s one thing to get the savings, getting it quickly is another portion, right?

So Chad, and any of our CFOs are going to want those savings and get them just as quickly as possible. So to that, we have a very robust, well documented and repeatable conversion process. Ninety days is always the target. There’s a high reliability to get to that 90 days, because what you don’t want to have is a customer that’s caught in an in-between space between the two GPOs. So, as Chad mentioned, 768 - I think - different contracts had to be activated on our end. So we’ve got a great process for it, but then we couple that with a dedicated team. There’s a team of people - there are bodies that sit there, ready to hit the ground when we get a new member over for the conversion, and that helps drive it.

Both of those though, need to be supported by technology, because when you go into it to do the savings, to hit the number Chad has, you’ve got to go through and identify the savings and do all the analysis. Because we’ve got a great set of analytical tools, we can quickly figure out which contracts to apply, get those in a project timeline, and do that within 90 days. So typical in the industry, no, typical Premier, yes. Although, still a challenge, don’t think it’s easy.

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Kelly Rakowski

SVP, Advisory and Collaborative Services

And I’ll add we did have a consulting team working side-by-side with our GPO conversion team leveraging the insights of our analytics to also drive additional cost savings, in areas of resource utilization, and costs that sit outside of our GPO contracts. So that is also ongoing and it’s been successful. Chad, before we leave you, you brought up the academics and Wake Forest, an academic health system. You’re one of our early joiners to our Academic Alliance. Can you talk a little bit about what you see in Premier, and what we can offer uniquely to that segment?

Chad A. Eckes

Executive Vice President & Chief Financial Officer, Wake Forest

You know, what I like about Premier right now with this is the vision in academics. We’re like everybody else, we’re faced with, what do you do in the CIN and in population health management world? And you know, we are early adopters of population health management at Wake Forest. We are not quite to Mike’s level, but we have about 140,000 lives under management, and we’re in the NextGen ACO. We’ve moved the needle quite a bit.

In one of our ACOs we’ve moved our medical loss ratio from the mid-90s down to 79%. So we’re seeing good progress, but what we couldn’t find is great tools. So we’re doing this with a lot of manual intervention and sweat. So what we see in the vision of the Academic Alliance is tools around CIN and population health management, and we’re very impressed with what’s been built so far, and the vision of what can be built. The second area is, academics right now, are missing centralized tools.

We’re all going around and building large databases for precision medicine, genomic sequencing. We’re storing all of this data. Our storage costs are growing at a rate of, depending upon the AMC, 150% to 200% annually because of the amount of data that required for this. And we’re all faced with a similar problem. Our populations in an individual health system is not big enough to do the analytical studies that we need. And what we really like is Premier’s vision of let’s build this in a centralized location from an AMC perspective, and everybody connect in so that we can do clinical trial studies across that data.

You know, allowing a platform for predictive analytics, and in machine learning. So that’s the second piece for us, and quite honestly it’s the vision of just bringing together, you know, all of the AMCs into one group. And being able to allows us to thought partner and build these common visions. Partner with Premier and then having a partner that’s willing to go off and make those type of investments and achieve our visions.

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Kelly Rakowski

SVP, Advisory and Collaborative Services

Great. Well, thank you and we appreciate your early insights to that, as well. Dr. Peters, we heard a lot from your CFO about the challenges facing University Hospitals in Cleveland, and we know a lot of that falls to the operators to help achieve those levels of improvement year-over-year. Can you talk a little bit about how Premier has helped you in that journey over the years? And we know you have some very ambitious goals around improving and redesigning the clinical care system for UH, can you talk a little bit about what we’re doing together in that space?

Jeffrey Peters

Chief Operating Officer, University Hospitals

Sure, thanks Kelly. And good morning everyone. As mentioned, I’m Jeff Peters, I’m the Chief Operating Officer of the University Hospitals in Cleveland. Firstly, I’d just like to reiterate how important this cost and expense savings and delivering the value equation is to integrated health systems today.

Integrated health systems, by the way, being a relatively new animal on the scene. Delivering value is - it’s not just a word we throw around, this is reality. It probably frames 50% to maybe even 70% to 80% of my job. Value being quality and cost. And we couldn’t do it without a partner like Premier, in ways that I’m going to get into some detail to tell you, we use Premier in all the spectrum of what they bring to the table.

As Mike told you a little bit earlier, long-standing in the supply chain world as our GPO, but more recently in the consulting world, and I’ll talk about that in a minute, as well as in the data and analytics and information world as you heard from Chad, as well. Let me talk about, you’ve heard the word high reliability medicine. Let me talk about what that means on a on a practical basis. It really is framed around slaying what, to my mind, is one of the last dragons in health care.

We’ve been working on cost, labor, supply chains, and other things for well over a decade now in most health systems, with varying degrees of success. But what we haven’t been able to move very well is the enormous variation and waste that is implicit in our health care. We manage, as Mike told you, 15 hospitals including a large academic medical center and over 2,000 physicians.

As consumers of health care, you would be surprised at the variation in waste that goes on in the everyday hospital today. We hear about it nationally, but let me assure you that it occurs regionally, locally, and within the health system. And that’s one of the things, you’ll see the demonstration of the Service Line Analytics in a minute, when we get down into the detail of analyzing the variability of care in a 15 hospital system, it is surprising to the executive leadership and even more surprising to the providers when we show that to them in a transparent way. And waste including, waste being overutilization by and large, but other areas of waste including in the supply chain and in the operating rooms and on the ward.

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So, we started a little over two years ago, trying to bring out the variability in waste in our health system to the tune of about 50 to 80 million dollars over the course of three or four years. Mike told you that we’re looking for $80 million dollars a year, totally. This forms about 25% to 30% of that total cost savings. And we do it by bringing together teams of physician-led teams, clinician and physician-led teams, that include supply chain and IT management, and others that are dedicated to a fairly narrow service line. We narrow it to what we call a DRG specific area, that would be total joints, for example, or coronary bypass surgery, for example, or pneumonia, for example. And these teams of 12 to 20 people dive in and literally redesign the care. And one of the things the Premier has brought to the table is before they even start we deliver them a playbook, and the playbook lays out the variability in waste within one of these service lines for the clinicians at the table, as well as all the other people at the table in a very knowledge-based, transparent, analytical way, in a fashion that we’ve really never been able to do before.

Again, you’d be amazed at looking at some of these graphs of the variability of care across a system. One doctor using an ICU 80% more than another doctor using an ICU for reasons that are not clinically related oftentimes. They do the design phase for 10 to 12 weeks, and then we go into an education in the implementation phase of about another 10 weeks, and then we implement it and monitor it.

And it’s the monitoring, as you’ll see in the demonstration - along with a Service Line Analytics tool - here in a minute, that is as important as anything. Because it’s an economic imperative, value-based, driven change management system, if you will. And just to give you a sense of the level of which we partnered with Premier. Two ways, one is they’re literally at the table with us, in the care redesign, in very important ways. In fact, one of the Premier consultants has managed, we do three or four of these service line waves every four to six months, and one of them has managed two of the four on an ongoing basis, and has been a really tremendous partner.

The other is, and importantly when we embarked upon this effort we talked to peers around the country. Duke and Yale and Harvard system and others, who pointed out that you’ll find very quickly that you stumble upon the need for very robust validated data in order to move this bar. And indeed that’s been the case. And our partnership with Premier has really brought that to bear in ways that have thrilled me, because we couldn’t have done it otherwise.

I’ll just finish by saying there’s really two things that are transformational in trying to do what I just described. And the essence of health care reform that’s going on in the United States, and to a lesser extent in the world right now, is - fundamentally really comes down to changing provider behavior, if you think about it. And there’s two key elements of that. One is engagement. So we do it with them, rather than to them, and that’s a significant pivot in the last few years. And the second is transparent and robust information. And it’s that transparent and robust information showing when we collect these data sets, we identify and share all the names of the providers across the board, and we throw it out there for everybody to look at. And that’s a very important mechanism. That’s not so easy to do in a 2,000 physician, 15 hospital - we see a million patients a year. You can see the data - the data analytics in a minute. That’s not an easy deliverable. But it’s been critically important moving the bar to try to get to where we were going.

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Kelly Rakowski

SVP, Advisory and Collaborative Services

Terrific, and you touched on so many aspects of the change process and today the challenge of the clinicians, and the pressure they’re under to deliver more with less, and the power of the analytics I believe, to give them insight and do it in a way that’s nonthreatening. It’s nonjudgmental. The facts are the facts. And David, we’re doing a lot in there in our supply chain services to really continue to enhance our views around managing both the quality improvement, as well as the cost improvement.

David Hargraves

Group Vice President, Strategic Sourcing

We are, and just a comment to support Dr. Peters. So the work that University Hospitals is doing, they’re trying to standardize the care, the way it’s delivered across this continuum inside there. That’s on the forefront right now. That’s the exact transformation that’s needed across health care broadly. Get rid of the variation, get rid of the waste that’s inside there, and standardize the way that care is delivered. Now, they’re doing it at University Hospitals, they’re doing it at a handful of other Premier members, as well. And what we’ve done is that’s the way we’re aligning our resources, as well.

So you see three platforms, and you’ve heard those words come through in our customers today. How does the contracting work with the consulting supported by the technology. And how does that all wrap-around improving the health of the population within this service delivery area? That’s the work that we’re doing inside here, and it’s just important for you to try to draw those connections, if you will. But that broader shift - that broader shift in health care delivery across the U.S. That’s the transformation that’s starting. That’s the transformation that’s needed to do.

As we work together as a team within those platforms, you know, I’m delivering value in the contracts themselves which reduces the acquisition cost of the item. That’s fantastic and it’s important.

At the same time though, you have to go through and make sure you’re not using too many of the products, right? Or you’re using the right one - that’s the utilization. So the fundamental issues you tied together and that we are uniquely positioned to do - cost data and financial data on one side, quality data and safety data on the other side - and tie those two together with the people on the ground, and the technology to make their job easier. That’s really the wrap-around, and that’s how we can deliver the results that you’ve heard for University Health Systems and again, not for them, but in partnership with them. So just to make sure everybody follows that aspect of Premier.

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Kelly Rakowski

SVP, Advisory and Collaborative Services

Great, thank you. So we’ve made a lot of reference to the opportunity to see some of our technology and we thought it would be really helpful to provide you with some insights into the power of those tools, how we’re using those.

The context that Dr. Peters talked about was really helpful. Ryan is going to walk us through one of our most recent innovations in our analytics, and that is around Service Line Analytics. When you think about Dr. Peters’ imperative to and his goal to transform clinical care delivery, reduce variation, and do that across a very large organization, it requires insights at the executive level to be able to help him drive his agenda and align has clinical leadership around that, and then it requires really enabling, putting it in the hands of the clinicians and the operators to be able to do that.

So with that, Ryan, I’d like to ask you to share with the team and then share with the room, some examples of how we do that. I do want to mention that we talked earlier about the co-innovation with our partners. Dr. Peters and his team have been very helpful in our initiatives around developing out the technology, creating the use cases and really honing in on creating tools that are going to be helpful to our members, so that we’re not designing in the background. And so what you’ll see this morning are some tools that we actually use at UH, as well as other members.

PRODUCT DEMONSTRATION: SERVICE LINE ANALYTICS

Ryan Adams

Vice President, Enterprise Analytics

Great, thanks so much Kelly. I’m really happy to be with you, good morning everyone. My name is Ryan Adams. I’m the Vice President of Enterprise Analytics at Premier. Just a little background on me, I came to Premier about three years ago by way of acquisition. So the company, data integration and technology company, that Premier acquired about three and a half years ago, I co-founded. And a lot of the underlying technology that you’ll see here to really integrate the data, the quality and the cost data, is really present in the underpinnings of what I’m about to show you. And I think I have the funnest job maybe on the panel, because I actually get to show you guys what we’ve been up to and introduce to you a new product that we call Service Line Analytics.

So we have lots of different enterprise analytics products spanning the gamut of different domains and different use cases that our members need from us. This is the latest. But I want to tell you, and then I want to show you, what is really special about this analytic, because we think it’s pretty unique in the industry - and we’ve seen some fantastic results at some of our most innovative health systems, like UH, through folks like Dr. Peters and members of his team leveraging it.

So three things I want to show you. The first is the ability of this tool to quickly target and pinpoint and prioritize those care variation opportunities that Dr. Peters was mentioning. So it’s lightning-quick and they can be prioritized as we’re sifting through the data. The second thing

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that you should look for as I’m demoing this tool is our ability to put these opportunities, these tangible, very granular and actionable opportunities, in the hands of the clinicians and operators at the physician level. That’s an important distinction. And the third thing that I think is pretty neat, when I was referencing the data integration, the technology previously, is our ability to really tie all of the benchmarking outcomes data that we’ve had in our databases and developed over the last 20 years, to true acquisition cost data at the product level, supply level.

This is a holy grail - for any of you guys who have worked in a hospital or been in the industry, this really is the holy grail of the industry in identifying very specific, very actionable care variation opportunities. So those three things. And so, to do that, what I’m going to do is do a series of drill-downs and show you sort of an executive type view. Show us service line view, and then we’ll get down to the physician level. So you can see this view in front of you, this is sort of the high level dashboard. We call it the executive view of Service Line Analytics. And you see, what we’ve done here is we’ve really broken out the opportunities by service line, by those collections of DRGs and procedures that an organization like UH may want to take action on as part of a high reliability medicine program. This is the high level, kind of financial overview.

There’s also the ability to sort this at the facility level, and you can see as I’m looking at this at the facility level, you can see a series of dots. I’ll show you what these dots actually mean, but just keep this in your brain. Each of these dots represent a set, a population of opportunities. These are cost savings opportunities, right, and while factoring in some of the quality information, so they’re high-value opportunities really. The redness of the dot means there’s a lot of opportunity there, so the redder, I guess the better from an opportunity identification perspective. The size of the dot indicates the magnitude, so those are the number of cases you can expect to see. That’s really a theme of this product. We are not just showing dashboards, summarizing information - we are parsing and aggregating and sifting through various data sets, and really surfacing opportunities. One of the things our members have said is, we don’t need more dashboards, we want insights. We actually want answers at the glass, on the screen.

So that’s what we’re providing in this analytic application. Let me show you what this looks like now at a service line leader level. Let’s say, as part of a high reliability medicine program, I am a department chair and I run maybe the ortho service line. I want to quickly identify where my opportunities are in all of the data across ortho, and I want to bring the quality data and the cost data together to do this. You can see in the interface that I have in front of you, we’ve got the orthopedic business line, and we’ve got a timeline at the top. These bars are all of the cases. We’ve got a number, which is now I’m focused on supply spend on the top right, and I can quickly scrub this timeline and sort by whatever timeline I want.

Notice how fast and snappy this application is. Everything has adjusted in real-time in these panels below, so it’s lightning-quick. Physicians, administrators, really don’t have time to wait for data to load, as we’ve found. Now I can filter by a number of different dimensions. I can filter at the facility level. I can filter for specific DRGs and procedures.

But what I want to do in this analytic application, what’s not been available before, is to quickly get to an opportunity just in a few clicks. I’m going to show you how I can do that in the ortho service line. So I want to look at my opportunities in DRG 470. It’s major joint replacement. I want to take a look at two specific procedures that I’ve uncovered, could be procedures that have

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opportunity. Total knee replacement, total hip replacement. Three clicks to filter all of the information. I can see the total supply spend up here. Then I click this button - that’s the opportunities button, okay? What just happened in the background is we sifted through, using all of the aggregated benchmark data that Premier’s brought to bear - the quality and the cost data. We sifted through all of those datasets and we, using a series of algorithms, surface these opportunities. So these are very granular, very actionable opportunities for an Orthopedic Chair to take action on. I’m going to go into one of these opportunities, but you can see a number of them.

There are thousands, and hundreds of thousands, of opportunity dollars that have been surfaced through this tool. I see that I’ve got information on the business line, the facility, the actual surgeon. So the physician level where the opportunity is, where the procedure is, the product category. I’m going to click into one of these which looks sort of interesting with this specific physician. This is the electrosurgical category, and I can see for this category for this given set of DRGs in these procedures. This surgeon, for some reason, is spending $450, okay, for this individual product category and the set of procedures. While all of his peers, essentially the system cost per case, is only $7. And when you take a look at his caseload over this timeline, it equates to a decent amount, right. If I were to scale that larger, the opportunity size would be greater.

So, that’s curious and I can look into that. I can click a button and dig into this opportunity and get it into an opportunity assessment type view at the physician level. This is the sort of scorecard that Dr. Peters was mentioning that could be provided to a physician, for instance, and I want you to notice this. So I’ve gone into that opportunity. I see a series of graphs. If you’re not familiar with viewing this sort of data, I’ll take a minute to explain it to you. On the left, you’ve got a graph or a product category, and you’ve got all of these bars. All of those bars represent the cases for this particular surgeon, right?

The red line at the very bottom, you can barely see it. That’s what all of the peers are spending. Okay, so this physician is spending $450 on all of the cases, very consistently, while his peers are only spending between $6 and $10. That looks like potentially unnecessary variation. I’ve got a physician who’s always spending more consistently, across every case, not taking sort of case dynamics into account when using this particular product. They just love that product. And now I can see what the product actually is. It’s an Aquamantys product. It’s a Medtronic product that’s been reprocessed by Stryker, and I can see where the spend is coming from, the amount of cases.

Then I also I’m going to flip down here for a minute. I can also see what everyone else is using. It’s not only surfacing where the opportunity is, it’s also surfacing recommendations, essentially substitute products that would get this cost lowered. This physician’s peers, instead of using this Aquamantys electrosurgical accessory to cauterize wounds, is using more simple tools in order to do that. And they cost between two dollars and 15 dollars on up. I can also look at the outcomes, and this is key. This is this is pretty unique to Premier. I don’t know of any organization that would have the ability to pull this off, given the data that we’ve pulled in here.

I can actually see, in a pair-match basis, if this physician’s outcomes are better by using this tool. One of the things as part of a higher-reliability medicine program that Dr. Peters, I’m sure, would

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share with you is, physicians often say, well my patients are different. I’ve got a different population. Right? Well, when we can pair-match across the population, and bring in some of those outcomes data, we’ve got some additional data set to bring to bear in that sort of a conversation. And we can see here that length of stay is not necessarily better, supply cost per case is obviously higher, room time is debatable, procedure time, on down - readmissions and complications.

On the surface this looks like a care variation opportunity that should be explored. We’ve gone from the executive view, down to the DRG and service line view, and down to the physician view. I want to show you one last thing, and then -.

Kelly Rakowski

SVP, Advisory and Collaborative Services

Let me just make a comment, and Dr. Peters jump in here too. As someone who’s been doing consulting work for over 20 years in this industry - the power of these tools - this would have taken us six months through a series of meetings to sit down with each of those individual physicians and show them their variation. You get the questions back, you get the objections back - my patients are different, there are different reasons, I have better outcomes with these tools. And then it would take a series of we’ll go back in the back office, run some data, crunch some information, and bring it back to them. They ask you another series of questions.

The power of this - it looks all great on the screen - but what goes in behind this and the power of having this to facilitate change, I know personally, is as a huge enabler from a consulting standpoint. Dr. Peters maybe you could add a little color because you’re living this every day.

Jeffrey Peters

Chief Operating Officer, University Hospitals

I will, sure. Physicians have been looking at quality data for a long time. We’re well used to doing that. Marrying it with the cost, however, is a new thing and a very, very powerful tool, as Kelly just mentioned to you. And I’ll just embellish a little bit by telling you that one of the things we’ve done over the last couple of years, we have 20 of these service line specific initiatives that are going on now.

We have debriefed each of the physician leads - total joints, CABG, down the line as I mentioned. At the end of their three to six month design and implementation phase. And we ask them what they thought of the experience. Was it useless? Was it useful? What were some of the most important characteristics, and almost to a person, the message we get back is, “Wow I had no idea of what was going on in the spectrum of cost over quality.”

We’re showing them the true value equation, and we’re emphasizing the principle that it’s no longer good enough just to focus on either side of that equation. You really have to take them both together, and as Ryan pointed out that’s not so common out there in the world. Instantly you get their attention and their engagement, and that’s again what helps fundamentally to change behavior, which is what it’s all about.

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David Hargraves

Group Vice President, Strategic Sourcing

Just one small thing, because I know Ryan’s got another point. What I want to tie back to, is a question when Susan and Mike were up about contract utilization penetration. Just will point out that physician might not know that their cost for that supply is really high, because maybe the whole rest of the system standardized on a different product, and that’s one of the reasons for the major cost delta. So this same data lets you go back and say, “Hey, I’ve seen it one hundred times.” Physician goes, “Oh I had no idea what the thing cost, did everybody else move to Product A? Alright, well get product A’s rep inside here and show it to me.” So the same data that can reduce costs can also increase for us, on the other side, revenue through the GPO, contracts, and the contract utilization. Just wanted to point that out.

Kelly Rakowski

SVP, Advisory and Collaborative Services

Thanks. Ryan, some final comments?

Ryan Adams

Vice President, Enterprise Analytics

Those are some great adds guys. I could demo this thing all day. It’s really an exciting product. But I won’t. I won’t demo it all day.

The final thing I’ll just mention is, look we just shared one example here, but you can search at the physician level. You can search by a product, so if I wanted to, this is like a Google-like search functionality. So if I want to type that electrosurgical accessory. If I want to see where the other electrosurgical opportunities might be, I can find that category. I can click opportunities. Now I’m not only filtered by a set of DRGs, I’m looking at all of the opportunities for this given electrosurgical product category, and I just did that in three clicks.

So lots of different use cases we could explore on this, but I won’t take the full day, and I guess I’ll pass it back to Kelly.

Kelly Rakowski

SVP, Advisory and Collaborative Services

Thank you Ryan.

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Ryan Adams

Vice President, Enterprise Analytics

Thank you.

Kelly Rakowski

SVP, Advisory and Collaborative Services

So, you know we really want to demonstrate to you that the challenges are real. We are honored and challenged by our members every day to help them with this very complex industry. Driving to better cost, driving to better quality, improving access, and we all know what the challenges are for the industry as a whole that we all face. And so we hope this gave you a little more insight into the work that’s being done on the ground, and how these things start to come together to really drive the imperatives and the strategies of our members. So we’re going to have time for questions, so please go ahead.

Jeffrey Peters

Chief Operating Officer, University Hospitals

Could I just make one final point? This has been written large with our relationship with the university partner. There are vendors and there are partners. And there’s a very different outcome between those two relationships. And it’s been great to have Premier as a partner and a vendor.

QUESTION AND ANSWER SECTION

Kelly Rakowski

SVP, Advisory and Collaborative Services

Thank you, I appreciate that. Okay, questions please. Ryan?

Ryan S. Daniels

William Blair

Yeah, Ryan Daniels of William Blair. Dr. Peters a question for you. When you look at the care redesign you’re trying to implement in partnership with Premier. A couple questions in regards to that. Can you talk a little bit about how important it is to just provide doctors with the data that they’re are an outlier versus actually tying their compensation to it, number one. And then number two, I’m curious if it’s different for employed versus privileged doctors, and also do you actually give them a password to log onto this to kind of see that they’re outliers to let them do it on their own, versus sitting with a committee? So kind of multiple parts.

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Jeffrey Peters

Chief Operating Officer, University Hospitals

Right, I’ll take the second question first. We do not distinguish employed versus not employed. This is anybody who performs a procedure, or admits patients to a hospital. And by the way, it’s not just the hospital space. It’s also the pre-hospital and the post-hospital. We do not give them, at least I don’t think, full access to the database. Their physician lead feeds them the information and takes them through it, and would probably do it in partnership with them if necessary. That’s not to say that we wouldn’t go there some day, but we’ve not done that yet to date.

To get to your first question, let me just give an example. In our total joint space, one of the most important pieces of the total spend - particularly if you’re talking about bundles - is how many of the patients after a total joint replacement go to a skilled nursing facility afterwards.

50% of the total spend, as CMS will tell you, lies right there. We had variation from 5% of the patients in one of our facilities, and one group of orthopedic surgeons, to 95% in another one of our facilities. None of that group, those orthopedic surgeons, knew the others’ data. And by the way, the use of a skilled nursing facility after a total joint is actually a detriment to quality, not an enhancement of quality. So once we shared that data across the board, again with physician leadership, we’re able to narrow that down to about 10% to 12% across the board. Amazing outcomes.

Now Mike will tell you how important that is if we’re going to go down risk-based contracting arenas - which we are - just really key to delivering it. That answer your question?

Kelly Rakowski

SVP, Advisory and Collaborative Services

Thank you. Robert?

Robert Willoughby

Credit Suisse

Robert Willoughby at Credit Suisse. Chad, just a question. What was your former vendor response when you were swapping GPOs? What did they come back to you with? What did they offer?

Chad A. Eckes

Executive Vice President & Chief Financial Officer, Wake Forest

We ended up doing a quick RFP between the two major players. We saw there were only three players in the market. Two that we were willing to do business with, and that was the incumbent versus Premier.

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The incumbent came back with very aggressive proposals in terms of GPO pricing, and some of the pick-ups they felt they could get on the consulting side - not as aggressive as Premier, number one, but the more disappointing aspect of that is, you know, this is a partnership. It’s not a vendor relationship. You expect your partner to be at your side, you know, along the journey. So the fact that it takes you know reaching out with an RFP to generate that type of behavior was very disappointing and factored into the decision process here. And that actually goes to the interesting relationship that we’ve had with Premier.

While they have customers all over the place, I feel like the only customer. We have support all the way up to Susan on a regular basis, that’s a text message or a phone call away. That’s the type of partnership that we were looking for, to make sure that we’re attached at the hip through implementation and ongoing.

Kelly Rakowski

SVP, Advisory and Collaborative Services

Question in the back.

Lorrie Funtleyder

Mangrove Partners

Lorrie Funtleyder, Mangrove Partners. My question is for Dr. Peters. I wanted to get a sense for the magnitude that the revenue share is as a percentage of the cost savings that you’re getting through these other phenomenal services.

Jeffrey Peters

Chief Operating Officer, University Hospitals

In this particular broad spectrum arena of high reliability medicine, we’ve not gone down a path of revenue share with the physicians as of yet. As I mentioned we’re about, that’s with the exception of some of the bundled contracting where we have. So we participate in the CPC bundled care for total joints and we do revenue share with the physicians in that, but not in our broader spectrum of high reliability medicine. We are, now the we’re about, two and a half years into it, we are very seriously contemplating a pivot and changing some of the fundamental methodology so that we can build in things like compensation, which was mentioned earlier, and maybe, we need some further discussion and debate, gain sharing with the physicians.

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Lorrie Funtleyder

Mangrove Partners

I was referring more to the admin fee sharing with the GPO. The cost savings that comes from the buying group and how I think 30% gets shared with the hospital?

Jeffrey Peters

Chief Operating Officer, University Hospitals

You’re beyond my understanding right now. I probably have to defer to Mike or somebody else. Let’s take that aside maybe we can answer afterwards.

Kelly Rakowski

SVP, Advisory and Collaborative Services

For the consulting services that are provided, we are not doing those on a revenue share basis with UH, and we are seeing a mix of different business models within the market. Some of our members asked for us to share in the cost and in the gains. Others choose to do that on a fee-for-service basis if you will, which has a lot to do with sort of our culture and our partnership and whether that makes sense. And then for things that we’re doing from a supply chain perspective, those are following our normal business arrangements that we have in our overall GPO relationship. We can we can share more details with you offline about that.

Any other questions? One more.

Ari Singh

Neuberger Berman

Ari Singh, Neuberger Berman. Dr. Peters - a couple things. One, did your CFO say, do you guys own stock in Premier?

Jeffrey Peters

Chief Operating Officer, University Hospitals

We do.

Ari Singh

Neuberger Berman

Can you just offer some perspective in terms of - we never got to talk to the hospital shareholders - how you guys think about the stock in terms of, is it basically we will be a holder as long as we

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are a GPO member? Do you actually have an internal price target in the back your mind? How do you think about the long-term ownership of your stock? A second question along the ACO side. Outside of the Medicare programs, on the private pay who do you feel is like the best partners the most innovative in terms of pushing ACOs – so of the HMOs, managed care players?

Jeffrey Peters

Chief Operating Officer, University Hospitals

Good question. I’ll let Mike take the first one because he knows a little bit more about exactly how we treat the financial side of the stock ownership, and then I can embellish the second one.

Mike Szubski

Chief Financial Officer, University Health Systems, Cleveland OH

We are a stockholder. And I think we’re looking at a long-term basis. We look at it as an investment in our partner relationship with Premier. We’re going to stay with it as it is, probably for quite a long time. I don’t look, we have not sold back any stock and don’t really intend to. Target price, work closely with the Premier leadership. Just making sure that you know things are progressing reasonably, and we’re overall satisfied from that perspective.

I’ll take a shot at the payer relationship too. What’s been very interesting, historically most of the payers, all they cared about was unit price. And what we’ve seen through our accountable care efforts, we finally have their attention on total cost of care utilization.

Interestingly enough on the commercial side, we have an ACO agreement with Anthem, we have an ACO agreement with United, AETNA, CIGNA. They’ve all come to the table because they see it’s a bigger picture than just unit price, which typically, that’s all it was about. So we’re showing the results through all the efforts around lowering utilization, and not everyone can say that from a provider standpoint.

Ari Singh

Neuberger Berman

On the ACO side, are you able to gain share in the market place? Obviously at the end of the day -

Mike Szubski

Chief Financial Officer, University Health Systems, Cleveland OH

Yes, absolutely. So in our market, there’s one other provider, I’m not really sure what their name is. So over the last five years, we’ve gained - over the last eight years, we’ve gained market share every year.

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Things are flattening out a little bit, but it’s all a result of some of the changes we’ve made, I think, internally about how we manage care.

Chad A. Eckes

Executive Vice President & Chief Financial Officer, Wake Forest

So maybe I could just add a comment in terms of the stock ownership, because in our previous relationship the organization that we moved from, we were stock owners.

When we looked at that paradigm, the stock from a balance sheet standpoint, is a minor consideration compared to the income statement pick-up with the type of cost reductions that we’re talking about available from Premier. It is really that unique combination of GPO, robust consulting services, and these analytics that provide the perfect storm to get some very robust results on the income statement.

All the stock performance is a nice added benefit with any of the organizations. I don’t see it from a CFO seat being a big driver of decision making.

Kelly Rakowski

SVP, Advisory and Collaborative Services

Any final questions? All right, thank you.

PANEL DISCUSSION: CONSOLIDATION AND PRICE PRESSURES IN THE PHARMACEUTICAL AND DEVICE MARKETS

Michael J. Alkire

Chief Operating Officer

So let me take a moment just to say thank you Dr. Peters. Thank you Chad, David. Thank you Kelly. Appreciate it. Great demo Ryan. We are now going to pivot very quickly to the rising cost of pharmaceutical and medical devices, and I’m going to ask our panelists to come up.

Durral Gilbert is going to be part of the panel. He is the president of Premier Purchasing Partners.

Lisa French is Vice President with Merck. Mimi Huizinga is our Chief Health information Officer here at Premier, and Robert McKay is the Senior Vice President at PharMerica.

So with that I’ll turn it over to Mimi.

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Mimi Huizinga

Chief Health Information Officer

Thank you Mike. Good morning everyone. As Mike said, I’m Mimi Huizinga, I’m Premier’s Chief Health Information Officer. I’m also a physician, a pharmacoepidemiologist, and a health services researcher. I lead Premier’s research efforts and I’m also a part-time faculty member at the Johns Hopkins University.

The increasing price pressures in the pharmaceutical and device industries is a key concern for our members. In this panel we’re going to discuss how Premier both positions and partners with others to try to help our members in this space. Durral will summarize some of the market forces that are impacting our members, and really how Premier is thinking about it and positioning our brand as we move forward.

Lisa and Bob are going to share more about how Premier’s partnerships both support our members and also make good business sense for our partners. All right let’s get started with Durral. Durral, can you summarize the issues facing health systems due to pharmaceutical and device costs, and how Premier is positioning and supporting change in this area?

Durral R. Gilbert

President, Supply Chain Services

We all know the cost environment is rising dramatically. I’d say the two big areas - one, let’s just start with physician preference and those clinical preference items. We’re also seeing consolidation in the market with those suppliers as they’re getting bigger, grabbing scale. I think the role that Premier plays with our members is really sort of helping create that scale. Susan, Mike talked earlier about $50 billion of aggregated volume that comes through Premier, and when we aggregate that and members continue to participate and attach to that through contract penetration, we create scale that equals and oftentimes outweighs that scale that’s being generated in the market.

We really have three more specific things that I’ll just highlight. One, I think Ryan did a tremendous job looking at and demonstrating the data. Interestingly, about three and a half, four years ago, some CFOs got together with us on the supply chain side and really started working with us around this. So what we did at the DRG level, we started looking at spend, radiology, lab, pharmaceutical - not just product spend - and we really started helping our members understand that. Today that’s really morphed into a collaborative that’s made up of folks like Fairview, Texas Health Resources, Carolinas, Banner. They come together, we give them the data. And by the way, physicians are a part of this contracting strategy. We give them the data that Ryan outlined by contract area. What they then do, those physicians make those contracting decisions and we then create scale around one or two contracted suppliers in those PPI areas. Again, we are able to bring together members, disparate members across the U.S., highly branded members that then offset the scale that’s being driven in the market today.

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Secondly, the technology that we have to allow those members to do two things - one, look at a vast array of products for those DRGs. Look at the functional equivalents and decide on those equivalents they’re going to select. They standardize the pricing, and then that same technology is resident inside their organizations that then allow them to flag any new device that comes into their environment that is not of that formulary, or not at that price. It’s not just helping at the contracting level, but the technology then helps maintain that across that period of time. The third area I will tell you is, we’ve always been an owner of Innovatix.

We’ve believed heavily in that continuum of care, but as we know patient procedures are moving in that ambulatory sector, being able to now fully consolidate Innovatix has given us an ability to add to that scale, and looking at disease, and looking at these clinical areas now from an inpatient to an outpatient place. I would say Innovatix has been a third area that we’re now really excited of being able to integrate that data more fully to show.

Mimi Huizinga

Chief Health Information Officer

Great, thank you Durral. If I could ask you to go just a little bit deeper in the pharmaceutical area.

Durral R. Gilbert

President, Supply Chain Services

You did ask about pharma. We could also talk about the problems that the rising costs of pharmaceuticals are driving to our members. And there were several questions around the integrated pharmacy strategy, and this is another great area where we link with Innovatix.

If you look at what happened last year, 13% cost increases in pharmaceuticals across health care. Our members experienced less than 2% cost increase - 1.8 is the actual number. And that’s a tremendous avenue to, again, continue to contain cost. But with 80% of all clinical interventions happening through pharmacy, it’s not an area that you can manage in one particular site. You need to have the distribution solution FFF. You need to then have the acute side of care solution, our GPO. You then need to have the PBM and link from a formulary, and we have that partnership.

Take that to specialty where we have a footprint, and then take that to retail where we also have a footprint. It’s when you can connect that, but I’d say even more importantly in the new day and age Mike talked about biosimilars. And you all are going to be interested in biosimilars. For them to work, these high-cost specialty products, as well as the promise of biosimilars, needs a new model. There needs to be a patient support component, which we now provide. A physician support component, and ultimately - your team knows this very well - that data component. With scale comes the ability to actually accumulate those service areas and provide that infrastructure at scale to our members to really help in that 80% in that population health world.

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Mimi Huizinga

Chief Health Information Officer

Great. Well you mentioned several things that I think we can explore a little more deeply.

Bob, PharMerica is a national provider of Long-Term Care Pharmacy Services and has a long-standing relationship with Premier and Innovatix, and in fact is one of Innovatix largest customers. I wonder if you could speak to how we both benefit from the partnership that Premier and PharMerica have.

Robert A. McKay

Senior Vice President, PharMerica

Sure. About five years ago, as a company we looked at who we are. We tried to identify who we are in the domain of pharmacies, and we started to understand very clearly that we’re more like a hospital system pharmacy structure than we are retail pharmacy, like a CVS for example. We started to ask ourselves where we are going to be aligned in the future. What’s best for us?

When we started to look at our GPO, we looked at who they’re serving and then we evaluated all the partners we could go with. The Premier story was too compelling to ignore. If you look at who we serve, which is nursing homes, and the patients in nursing homes, and you look at the complexion of the products they use and the services they require. What we need to buy is a lot more similar to what hospitals buy than what retailers buy. Innovatix made a very compelling story and demonstrated the value of Premier, and so that was a decision we made. We looked forward about five years and said this is going to pay off. This is a future payoff for us, we’re going to move in this direction. And I must tell you, it’s paid off sooner than that.

For example, we have the ability to flex our purchasing from, for example our wholesaler to a direct purchase, to the GPO. In many cases we have selected the GPO sourcing and we have brought Durral our value, our volume. So where those products are complementary to each other, we bring our volume to Durral. We sit on the committees. Premier Pro, which is a Premier program for sourcing critical generics - many of them cross over into our space. We actually have brought our volume there. It’s benefited all the other Premier members, benefited us. And we have started to long since participate in the benefit of those Premier Pro items.

And when we look we look at why Premier? Premier does bring the scale. We’re a scale provider as well. So how do we synthetically get more scale? Well what we do is we have to attach ourselves to a very large-scale provider. That’s how Premier has helped us and how we’re helping Premier as well.

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Mimi Huizinga

Chief Health Information Officer

Great thank you, Bob.

Well there’s a lot of talk about value. You heard earlier today the discussion around value-based care, and then the value that Premier shares with both our partners and our members. When I joined Premier three years ago, it was part of the Population Health Team. I worked directly with the ACO collaborative, working on consulting engagement and supporting the data and analytics there. It became clear in those interactions with our members that manufacturers needed to start providing more information about the value that they bring to this value-based care equation. And that’s part of what we’re doing in Premier’s Research Services Group, is we’re working to better understand the value that is brought by treating something early.

So when we mention smarter spending and better quality of care. That can often mean intervening earlier and treating earlier and appropriately to avoid more expensive utilization in the future. We’re partnering with Merck, and some of these initiatives to better understand how we can demonstrate value, and then also how we can support the health care operations to lead to that change. Lisa, do you mind speaking to some of the various partnerships that we have under way right now?

Lisa French

Vice President, Merck

Sure, and thank you Mimi. So let me begin by saying that at Merck, we do view our innovative medicines, as well as our as our vaccines as our number one solution.

But with that being said, given the movement of the transformation of the market from volume to value, about three, three and a half years ago, we identified that we need to work with stakeholders within the health care ecosystem to address some of the big complex health care challenges of today. We looked to three progressive organizations to partner with, the first is Premier.

We looked to Premier because not only do they have a large footprint of over 3,700 members, where we could test and pilot solutions, but also then scale those solutions. Also, given the fact that Premier is a data-driven data analytics, and as you heard today, technology enabled services organization. Another reason is because Premier is really a conduit for Merck to understand how to help providers engage and activate their patients.

We look at Premier as beyond a GPO organization, really as a performance improvement alliance. And there are a couple ways we’re working together to, not only enable the access of our medications to the appropriate patients - so right patient, right medication, right time. But also, to improve gaps in care. A couple of examples.

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First is, we’re looking at an application around vaccination rates. There are approximately 80 million adolescents or adults that are unvaccinated to vaccine preventable diseases. We’re looking with Premier to be able to help providers identify those adolescents and adults that are appropriate for vaccinations, and then tools or resources that will help engage or activate those patients.

A second area that we’re looking at is around chronic disease management. So chronic disease management, or chronic diseases if you will, account for a vast majority of health care spending today. But they are manageable. You can prevent progression if you identify those patients early. We are focused on two areas. Two chronic diseases. One is osteoporosis, the other is diabetes. And helping providers to identify those patients in the ambulatory care settings prior to hospitalizations, in hopes to prevent the hospitalizations and the increase in cost.

Mimi Huizinga

Chief Health Information Officer

That’s right, and the goal of these programs and the initiatives like that, are to promote quality for patients, and to promote smarter spending across the health care system. So it directly impacts and benefits our members, and understanding how to achieve value-based care - which they’re all working on transitioning to at this time.

I think it also fits in with some of the other work that we’re doing, and as Durral mentioned, how important the biosimilars space is. We have the ability to help our members understand how to align with best practice. Defining best practice is one thing, but then once you know what it is, how do you get from where you are to best practice. A lot of our activities in the research group are to understand that transition. Another example, a type of example, is the biosimilars education and support we’re providing there. Biosimilars are new. They’re new for everyone. We have to educate - our providers, our clinicians, patients, caregivers - to understand what they are, how they came about, and how they might benefit them in this new value-based world.

Registry-based platforms can help companies like Merck to understand how biosimilars are being used in the real world space. Premier, as you’ve seen with our technology, we collect data. We have data. We can understand what really happens in real world outside of the clinical trials. Which is of huge value for both the pharmaceutical manufacturers, as well as our members, and understanding the true care differences that can be seen with these with these agents.

But really, how do we get the word out that biosimilars even exist? How do we understand what the barriers are and the challenges to using them? Then how do we provide information about overcoming those barriers so that they can truly achieve benefit? That some of the work that we’re doing.

Lisa, in April, Merck and Samsung had its first biosimilar approved by the FDA for Infliximab. So congratulations. And I know that we’re exploring an education portal with you guys in this area. I wondered if you wanted to add anything more specifically about biosimilars and some of the work that we’re doing there.

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Lisa French

Vice President, Merck

So, in partnership with Samsung as Mimi mentioned, we will bring a biosimilar to market. We really view biosimilars as an alternative for our customers for biologic therapies. They are an alternative that can not only address health care needs, but create cost capacity to then treat either additional patients, or then to develop more innovative medicines.

But as Mimi said, one of the barriers to adoption that we’ve identified is education. Education to the health care community. That is from patients, caregivers, as well as providers. So we share that mission to explore, educate, how we can better educate the health care community with Premier.

Durral R. Gilbert

President, Supply Chain Services

And I would say biosimilars is a critical, critical area. We all need biosimilars to proliferate in the market. Not be snuffed out. And I just want to say this too, when you think about biosimilars, we probably in our minds just think generics. These are not generics. I would metabolize or react to a biologic that is formulated differently than you would.

When a physician prescribes a biosimilar, you’re going to need support, I’m going to need support, and the physician is going to need support that is very unlike a generic market. I didn’t want you to think of the two is being equivalent. We need them to proliferate because as the population is getting older, and more and more of these disease states are becoming prevalent, the affordability is going to be a huge issue for these chronic conditions.

Today it is one of the biggest issues we see on the specialty side, is patients being able to afford these medications and the co-pays that go along with them. So this is a critical area from a cost, as well as a population health perspective.

Mimi Huizinga

Chief Health Information Officer

Yes definitely. All right, well I think that we are ready to open up for questions. There will be a break after this, after our Q & A session, but I think the panel members and I are happy to take questions for about five minutes. Five to seven minutes.

Are there any questions for this group?

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Durral R. Gilbert

President, Supply Chain Services

We did that well?

Mimi Huizinga

Chief Health Information Officer

I guess, no questions?

Michael J. Alkire

Chief Operating Officer

Bob, Lisa, Mimi, Durral - thank you for the participation.

So let’s take a five minute break, and we’ll come back and have our next panel on the physician focus of Premier.

PANEL DISCUSSION: PHYSICIAN ALIGNMENT STRATEGIES

Michael J. Alkire

Chief Operating Officer

All right everyone, we’re going to get started here again. Thank you everyone. So the next panel is going to be focused around physician alignment, and we’ve got a couple of executives here from our health care systems.

First is Evan Benjamin. Evan is the Chief Quality Officer and Senior Vice President up at Baystate. Also Marlon Priest. Marlon, please wave your hand, Marlon. Marlon is the Chief Medical Officer at Bon Secours Health Care System. We also have Sean Griffin, Vice President of our analytics. Shawn is relatively new to Premier. And then Dr. Andy Ziskind, he’s Senior Vice President. He’s running all of our academic strategies. And then Lori Harrington, who is Vice President of our technology area. She’s going to be giving a demo today.

I’ll turn it back over to Andy for the facilitation.

Andy Ziskind

Senior Vice President, Academic Health System Strategy

Thanks Mike for doing the introductions. I’m Andy Ziskind. Just a bit about myself for just level setting.

I’m Senior Vice President, responsible for Premier’s new academic market strategies. I’m an interventional cardiologist by training and spent 25 years in academic medicine in various

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clinical, and administrative leadership roles. Before I went into consulting, I was Group President at BJC and ran Barnes-Jewish Hospital. And then spent time in consulting, focusing on academic health systems strategy and operations, particularly as academic health systems are becoming much more hybridized with community hospitals and community physicians.

Just a little bit about the environment, because this whole issue of hospital-physician alignment is really critical to future success. And when we look at effective hospital-physician alignment, that partnership is what is going to enable the delivery of true value, cost-effective care. Higher-quality care. You’ve heard a lot of conversation around clinical transformation. That’s the next frontier.

The next 30% cost savings opportunity is going to come from fundamental care redesign that can only occur through effective hospital-physician alignment. There’s been a major trend towards hospital employment of physicians, all of you are aware of that. But this need for better alignment applies whether the physicians are employed, or voluntary medical staff. As we start to have this conversation, think about hospital-physician alignment in the broadest sense.

The other point I’ll make is despite the turmoil in Washington, or whatever you call it in Washington right now, the shift towards value-based payment is not going away. Health systems need to support their physicians as they respond to the strategy, again, whether employed or voluntary medical staff. When it comes to optimizing their practice operations, when it comes to providing the information reporting capabilities to succeed under MACRA and MIPS, and to effectively start to manage financial risk under alternative payment models.

As we support fundamental clinical transformation, we’re going to keep coming back over and over to this theme of hospital-physician alignment. So we move well beyond the unit price, and we really get to improving care processes, reducing unnecessary utilization, and getting to what we’re sort of calling this next holy grail. Premier has made a lot of investments to support physician solutions, both from a technology and a services capability, and we’ll get into some of that. Let me start with Shawn. Shawn is a physician who’s now Vice President over our enterprise analytics. I think Shawn, it might be helpful if you just give a little bit of context on your journey that brought you to Premier so folks have a little bit of background.

Shawn Griffin

Vice President, Enterprise Analytics

Thank you very much Andy. My name is Dr. Shawn Griffin. I am trained in rural family medicine in the great state of Iowa. So very clearly you can see how I end up being at Premier and working in technology. I also want to say that I appreciate the view out the windows here in big ol’ New York City for a farm boy from Iowa.

My background - I’m trained in rural family medicine. I was a CMIO. I’ve been in technology and health care for about 20 years, first at Heartland in St. Joseph, MO, and over the past few years at Memorial Hermann in Houston, TX. And helped, at that point, to develop a clinically integrated network, ACOs, Medicare shared savings programs for that organization. That organization was unique in that 90% of the physicians who participated in our Medicare shared savings program were independent physicians.

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The idea of physician alignment and working with physicians, whether they be employed or independent, has been my bread and butter for the past eight years. We’re very fortunate in that organization to be the most successful Medicare shared savings program in the country, and actually serving as a reference for new organizations coming into the program. We saved about $200 million in the three years of the program, and received about $90 million in insured savings payments to our physicians, and really sort of changed the landscape as to how that care was delivered. I came to Premier, because honestly I was looking for the place where I felt I could do the most good.

To look at the Premier organization and to see the technology capabilities that were demonstrated earlier, and the physician advisory services, and the broad set of data. I think that there’s a unique opportunity that attracted me here. And to work with the great teams and the leadership. Years ago, I was sitting at 350 bed community hospital in Iowa, and Susan came to our organization and talked about how Premier was there to help us practice higher-quality, lower cost medicine, and it’s continued to this day. So I’m just excited to be here and to work with the great people.

Andy Ziskind

Senior Vice President, Academic Health System Strategy

Thanks Shawn. As Shawn talks a little bit about his background, what brought me to Premier was a fundamental belief that the future of health care is going to be driven by data and information to drive change.

You’ve heard a lot about the growth of our academic market segment. This is a real high priority area for Premier. The academics have been, you heard a little bit before, a little challenging to encourage change. They’re very data-driven. They’re now hybridizing with more community hospitals and health systems and physicians. And at the same time, they need to start to compare themselves to best practices, whether it’s academic or community. That’s where Premier brings a lot of depth. We’re seeing tremendous interest. You heard it from Chad, you heard it from the folks at University Hospitals, and we’re delighted to see the interest in the market.

Let’s move forward though, and take some very practical examples from Evan and Marlon, and look at what are they seeing in terms of new physician employment and alignment strategies. And comment a little bit about what’s happening in your market and how you’re approaching that. Let’s start with Evan.

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Evan Benjamin

Senior Vice President & Chief Quality Officer, Baystate Health

Good morning everyone. Just a quick word. Baystate Health is a $2 billion revenue integrated delivery system in Massachusetts - a large academic medical center, about 700 beds. Really, in Massachusetts, we’ve been fully engaged in health care reform. Health care reform really started there over 10 years ago. We now have about 70% of our patients in dual-sided risk arrangements for reimbursement. We have had to dramatically change the way we manage our patients.

The payment model really forced us to think about dramatically changing the care model, and looking at ways in which we work together as a system with our physicians, both employed and independent. We have about 1,000 physicians right now. 1,000 providers employed by the health system. That growth was pretty quick over, really the past 15 years. It’s sort of reaching a saturation point. We really do not want to continue to employ more physicians, but we’re really what we’re looking at is other ways to align with physicians.

To look at creating mutually beneficial relationships and supporting physicians in other ways, we’re looking at physician service agreements to bring on practices in the community. We’re bringing our independent physicians into our alternative payment models. Things like Accountable Care Organizations, our bundled payments, and trying to develop ways in which the independent physicians are tightly aligned with the health system to their benefit and to our benefit, in terms of both referral patterns, as well as success in these alternative payment models. Really what we’re doing now, and how Premier has been helping us here, is we’re looking - we need data. And as Andy mentioned, data is becoming so important.

As we look at our physician strategy, we need data to help, one, evaluate the physicians in our community. Who’s performing well, who could fit in well with our alternative payment models, and then to help those physicians to succeed in MIPS and MACRA in these other ways. So we help them, and they help us.

The other way Premier is really helping us is really supporting the success of all these alternative payment models, both in terms of data, supplying us with data to understand how our utilization patterns are, and also with support services to succeed in these. We’re a next generation ACO. That’s out of Medicare. All of our commercial payers now, including now the state, is moving to dual-sided risk ACO arrangements. The data to support that is so important, and we really have been partnering with Premier to obtain that. So new approaches to physician strategies, really around alignment rather than employment, and succeeding along helping those physicians succeed in MIPS, as well as all together in these alternative payment models.

Andy Ziskind

Senior Vice President, Academic Health System Strategy

Thanks Evan. Marlon, do you want to comment on the Bon Secours approach in your experience?

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Marlon Priest

Chief Medical Officer, Bon Secours Health System

Bon Secours is a little different in that we stretch across six states. About $3.5 billion, and we have about 19 hospitals owned or joint ventured, and a large home care network, as well as a skilled nursing and assisted living network.

We’ve been very intent over the last few years on building a physician network, but having the three pieces to our network. One, is our employed doctors, about 1,000 of the best and advanced practice clinicians. We have about 500 to 600 contracted physicians that provide service either in the ED, or intensivists, or hospitalists. Then we have a large independent medical staff, which are about 4,000 people across a network. We believe that we will always have all of that network and we need to be able to use our information to make decisions.

So what Premier’s helped us do is helped us understand in our employee group, where there is opportunity to reduce our cost as we’ve been consolidating our good practices across multiple states into a single operating unit. And we’ve used Inflow for that to understand where the opportunities on the revenue side, the expense side, the staffing side, as well as the managed care side. And help our practices, physicians love to see that information. It has good comparisons with it.

We’ve used some of the other tools to help individuals report, as well as to focus where we want to put our energy around improving one, the patient experience. How do we want to improve the cost of the care, and the reliability of the care? We use the tools, and the information comes out, to give people what we talk about as managing the cutting edge of health care that’s right where the practitioner and the patient makes a decision. Because we can drive cost down. We will be much more effective driving costs down if patients are engaged with our physicians in that, and are comfortable that that cost doesn’t compromise their care. We need to be able to show that to our clinicians - who are the biggest individuals to sell. And for independent doctors, the same thing. We want to build a network in our facilities and across the areas I mentioned, including our home care. It’s to say, “You let us take care of your patient. We’ll take care of them very well. We’ll control their cost. They’ll get back to you safely.”

We’ve used those tools to help us figure out where the opportunities are. To be able to have employed, contracted, independent physicians in the room, all seeing the same information. So transparent enough for them, they believe our number one focus is around our patients. Around making our model care sustainable, and on them being able to practice and enjoy what they do in medicine and take better care of their patients.

Andy Ziskind

Senior Vice President, Academic Health System Strategy

Thanks Marlon. Evan, did you have another -

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Evan Benjamin

Senior Vice President & Chief Quality Officer, Baystate Health

Yeah, Marlon, I think where we are today now is really transforming this care model. Our physicians have had to, for years, they’ve been in this mode of fee-for-service medicine. They’ve learned how to, sort of what we call, churn - just see patients, get paid on a widget basis.

We’re in the midst of really trying to educate our employed physicians and our independent physicians to think episodically - think differently about the care. Think across the continuum of what is the right care for the patients, and where they fit in with our system. This is a dramatic change. We can’t do this alone, and this is where we’ve really turned to Premier to help us get the data to understand - what is the total cost of care? Where are the differences? Where’s the variation in the practice? It’s been enormously helpful to bring the physicians together with the data to really change that care model, and that’s exactly what we’re in the middle of.

Andy Ziskind

Senior Vice President, Academic Health System Strategy

Thank you Evan. So one theme you’re hearing is, the data is the glue that often helps support effective hospital-physician alignment. We’re going to give you an opportunity to see how some supporting technology works here. A couple things to introduce it. The first is, MACRA is not going away. Up to 9% of physician revenue will be at risk by 2020. We have tools brought to the table to support practice operational effectiveness in its multiple dimensions. But many of these new requirements require reporting clinical outcomes and clinical information, and that information is required from a regulatory perspective, but it’s also that same information that derives clinical process improvement. So we’ve asked Lori Harrington, one of our stars, who’s going to demonstrate one of those crucial tools.

PRODUCT DEMONSTRATION: CLINICIAN PERFORMANCE MANAGEMENT

Lori Harrington

Vice President, Product Management

Thanks Andy. So my name is Lori Harrington, and I’m Vice President of Product Management here at Premier. I’ve been with Premier for five years. I come to Premier from developing technology solutions, in both the investment banking industry, as well as healthcare - working in Asia, the U.K., the NHS in the U.K., as well in the U.S. So, happy to be here.

What we’re going to show you today is the result of our members coming to us with a problem. And that problem was, how can we have oversight of all this physician data in one spot that actually gives us some meaningful insight? So this solution was co-developed with our members. Actually, specifically, physicians who worked with us on a beta program for six months, who were kind enough to donate their time and provide feedback to us.

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What we’re going to show you is a result of that. So this picture might seem familiar to you. This picture may look like many of the physicians that you’ve heard out there. There’s a multitude of regulatory reporting programs that they have to adhere to, whether it be for CMS, their payers, or even their physician incentives. But either way, the physician feels overwhelmed, and the last thing that they want to do is to dig and dive to identify improvement opportunities. This solution that we’ve developed is to solve that problem.

So the first thing when we were developing this, we said we have to simplify the complexity. This is a very difficult environment in which physicians have to live in today, not only just to treat the patient, but to reduce cost and improve quality. So our job was to create a uniform platform that allows the physician to have a one-stop shop to look at their quality measures, identify where their improvement opportunities are, very quickly, and also gain some actionable improvement opportunities at the same time. It was a tough task for us to endeavor.

The next was to provide insight into opportunities - regardless of the EHR, regardless of where the physician practiced. Marlon mentioned about his organization being spanned across six different states. How difficult would that be from a corporate perspective to manage that? So that was a big challenge that we had to overcome as well. Then lastly, through the ability to leverage and unlock clinical and financial outcomes. It’s one thing to show data, but it’s another thing to show information. This is what a result of that is. So what you’re seeing is our new solution called Clinician Performance Management. It launched in December, with originally our beta customers, and now is out in the market. And what this is it allows you to see as a physician or a network leader, to look at all of their specialties regardless of the care setting. So what I’m showing you right now in that red circle is just honing in on one particular medical group that this network is part of. Drilling down into that medical group, you can start to identify in that particular specialty, each individual physician compared to another. As we all know, in this world of MIPS and MACRA, in the budget neutral program where you’re taking away from one to give to another, it’s really important to not only look at physicians within your individual network, but to look at physicians across the country. Leveraging the power of Premier’s benchmarking affords the physicians that opportunity to gauge where they are in the market.

So looking at Dr. Jones as an example. When we drill down to Dr. Jones, this is where the power of our historical acquisitions come together. The acquisition of Inflow and CECity, coupled together in this one platform, allows an individual physician, a network leader, a service line leader, to gain insights into, not only their quality measures from the legacy CECity tools, but also to gain insight into their productivity and costs.

This is something that’s very unique in the market. So looking at this particular example, if you look over to the right, this is also a way for those other types of payment, or other types of structures - such as a clinically integrated network - where you can switch to a clinically integrated network and flexibly see those measures added up as it applies to that network. If I’m an individual physician and I want to look at Legacy PQRS measures, I can look at that as well. Either way, it’s a way for a physician to become engaged in the process and not have any scrutiny against the data because we’re pulling it regardless of the EHR.

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Now looking at this moving across to the right, we’re able to look into the productivity. So we mentioned before about the Inflow acquisition. This is where we’re able to give those ambulatory care providers a little bit more insight into the productivity, and then also into their costs. And lastly for those that you recall from our quality advisor solution, we have a wealth of information on the acute care side for the physician that looks at resource utilization. This is one particular area where we can start to work with physicians on identifying care variation and cost variation, as it relates to the care that’s provided with inside the walls of the hospital. Again, just to bring it back to the beginning, this is a way for a given physician to become engaged so that network leaders can start to work with physicians to become more aligned. Absent this, you’re going to always have the constant battle of scrutinizing the data and whether or not there’s a value add.

Next, we go into MIPS. So this is the next version of what’s coming on the tool that actually exists, but you haven’t seen it before. This is a way for us to help physicians see the MIPS performance as it relates to MACRA. So, as we all know have from history, the value-based care programs that existed in the acute care hospital, value-based purchasing, is an incredibly complex and difficult program to follow. There are many different measures, there is a different weighting system, and there is a point associated with this at the end. But it all - the value is how you’re performing against your peers across the country.

Well, MIPS is exactly like value-based purchasing for hospitals. So, we have been able to develop a solution that takes all of the components of the MIPS program, looks at each and every individual physician’s performance, and give them a sense of where they’re performing throughout the year. Instead of waiting for that penalty or hopefully, betting their hedges on the luck that they would get an incentive at the end of the year, our goal here is to help physicians become engaged in the process throughout the year, instead of scrutinizing the data retrospectively.

Looking into this - as every physician is - physicians are going to scrutinize the data. Physicians are going to scrutinize how this information was calculated. It’s just their nature, right Marlon?

Marlon Priest

Chief Medical Officer, Bon Secours Health System

That’s right.

Lori Harrington

Vice President, Product Management

This is where we are very transparent and how we calculate this information. All the data is pulled in, all the data is calculated, and all the data is shown transparently - how this information came about and how those points are calculated. That’s all I wanted to show, but this is a way for the platform itself to consolidate the multiple regulatory reporting programs, physician incentive programs, in addition to payer based programs.

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Andy Ziskind

Senior Vice President, Academic Health System Strategy

Thank you Lori. It’s particularly difficult for independent physicians to manage all these reporting requirements. Premier has tools to help support that, but as clinically integrated networks are developed that start to engage independent physicians, I’d like to actually ask Marlon to reflect on the Bon Secours experience with multiple clinically integrated networks. And reflect on how these tools help effectively link to independent physicians.

Marlon Priest

Chief Medical Officer, Bon Secours Health System

First, you want your doctor scrutinizing that data because that’s what’s in your best interest. We started out with one ACO across all five states. We had about 60,000 - six states we had about 60,000 people involved in that. And it taught us a lot using the tools.

We then decided we would go to five different ACOs, so we now have five. In many of those markets are joint ventures with other organizations within the market space. We’ve used that information from our learnings, then using the Premier tools to help the ACOs start off - these are the five or six areas you need to focus on immediately, so you can begin to get immediate value. Because if anything, you want immediate results to begin to happen, because then people get excited. The clinicians get excited. Nurses get excited, patients are getting better care.

Our experience has been, using the Premier tools, is to be able to spend - to create multiple networks. For me to stay actively enough involved in them, but give them enough distance that my oversight doesn’t keep them from being creative, but maintains enough standardization to be able to deliver results.

Andy Ziskind

Senior Vice President, Academic Health System Strategy

Fantastic. Thanks Marlon. Shawn, as you look at the role you’re in and the market broadly, where do you see these tools going if we look out in the future, and how they underpin effective health system-physician alignment?

Shawn Griffin

Vice President, Enterprise Analytics

Well, when I was running our ACO, I mean, we had 500,000 lives under contract. We had contracts with all the commercial payers. We had a large Medicare shared savings program. These were exactly the kind of tools that you need to run an organization as it starts getting bigger.

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And when you start talking about MACRA and MIPS, and you start understanding that your competition isn’t even just down the street or in the county over, but it’s the doctor in another state. The Premier benchmarking and all that information which is brought to bear in a transparent, timely, and trustworthy manner, from all these different systems. It delivers something that no one else does.

I mean just sitting here this morning, and I don’t want to sound like a goober anything like that, but you’ve seen a couple solutions here where if you saw that in a day at another place, you’d be impressed with what they’ve accomplished. And here, we’re showing you multiple of them. Then when you bring in the consulting services, and the operational improvements, and the fact that we’re talking about cost and not just charges, and can get down to that detail at the doctor level.

These are the tools, that’s the reason why these organizations are standing up here and vouching for what the promise and has been provided by the organization.

Andy Ziskind

Senior Vice President, Academic Health System Strategy

Thank you Shawn. Why don’t we wrap up the panel and open up questions.

QUESTION AND ANSWER SECTION

Steve J. Valiquette

Bank of America Merrill Lynch

Hi, Steve Valiquette from Bank of America. Needless to say, a lot of vendors focused now on helping physicians with value-based care and MACRA. Just curious to hear from the panel as to how they might choose from the myriad vendors of these solutions. Also, how critical is it to have EHR interoperability tied into these other solutions sets as well? Thanks.

Evan Benjamin

Senior Vice President & Chief Quality Officer, Baystate Health

So we’re a Cerner site, and have had Cerner in for about 10 years. What we have found though, is that the EMR - I think it could speak for some of the epic sites, as well. It’s very deep on an individual patient level, and it’s very shallow across. Cerner is trying to develop more analytic capability. We haven’t had the success with any of the products that they’ve tried to launch, and really ended up partnering with Premier to actually have, to create the data in an enterprise data warehouse, and then alongside with or on top of the data we’re getting out of Cerner, to actually

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give us the capability to understand the patients across the organization. Even simple things- when we talked about, can a physician analyze how many of their patients with diabetes are out of control, and haven’t been seen in a year. That’s a very simple disease management question. We can’t get that out of the current EMRs. We can through analytics with Cerner, through applications that we sit on top of. That’s the path we’ve been trying to go on with an integrated solution, so all of our data and our predictive analytics are tied together with these tools that we’ve been having much success with.

Andy Ziskind

Senior Vice President, Academic Health System Strategy

And effectively, all of Premier’s tools are agnostic with respect to the underlying electronic health record. Interface with all of them.

Another question- yes?

Eric Percher

Barclays

Thank you, Eric Percher from Barclays. I think Susan started off, and I’ll paraphrase by saying that, the problems haven’t changed- the solutions therefore don’t really change regardless of what we hear going on in DC. As you think about your continued progress towards value-based reimbursement.

I guess, starting with Bon Secours, does the government dialogue - certainly around MIPS it is important - but do you think the horse is already out of the barn, as you continue down this path? Is there any change in the speed with which you need to bring on solutions based on government activity? And then switching over to Baystate where you’ve been working at this for a long time, what was the tipping point that led to delivery changing as payment was changing?

Marlon Priest

Chief Medical Officer, Bon Secours Health System

We believe that whatever happens in Washington will happen. And whatever happens in the states will happen. It doesn’t change our strategy, nor our tactics to get to the point where we can provide lower cost, more reliable care, with an incredible experience at the end. So we’ve been building our capabilities technically and analytically to be able to drive that work, irrespective of the payment.

Because soon, as a payment model changes - such as the deductibles and copayments go up - we still need to be able to have physicians and hospitals administrators and patients making intelligent decisions about how they want to spend their own personal money.

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The speed at which we go about it has picked up some since we entered into the ACO arrangements, but only because we believe that they gave us enough additional information. When you take that information, marry that with what we’ve learned from our work with Premier - it’s just accelerated our ability to do that. Reality is, doctors and nurses and patients, and particularly the practitioners, have wanted to do the right thing. They’ve not always had the information to be able to decide between one therapy versus another. Observation, I think we’ve given them those kind of tools.

Putting those tools in the hands of them, with their patients in their rooms or patients searching the Internet. Which are fine. There is much better decisions that get made. So our plan is to be, as you said, about our Premier tools being agnostic. We’re agnostic to the delivery system. We want to create value for whoever comes to the system and brings their revenue.

Evan Benjamin

Senior Vice President & Chief Quality Officer, Baystate Health

Eric, thanks for your question. In 2010, I got a phone call from Blue Cross of Massachusetts. They said, you know Evan, you know how we’ve been paying you on a fee-for-service basis, giving you increases about 3% to 4% every year? Well we’re not going to do that anymore. We are going to put you into this alternative quality contract, and it’s going to move you towards a community based payment. And I said, who is this?

It was a dramatic change in the payment model, and we had to just jump quickly. We had to say, to succeed in that, we had to actually create a new care model. We had to first figure out who is going to work with us. Who are the partners in the community? How would the hospital work with the doctors, the employee doctors, the independent doctors? What would the funds flow model be? We had to figure out, I think there was a question earlier about, a funds flow model of how - if in fact there were shared savings - how would you divide that up? And if there are, in a two-sided risk model, if you were at a deficit, how would that be managed, as well.

The first couple years was all about the creating the network, and the funds flow model, then really working on the care model. What would the relationship be between primary care and specialty care? What would the primary care look like in this environment? Because churning patients back and forth, you know, doctors going from room one to room two all day, only having a face-to-face visit that you can drop a bill on was clearly not the way to manage these patients anymore.

We needed to start coordinating care, creating disease management programs, utilizing team-based care, integrating behavioral health into the practice. Primary care had to be completely redesigned to succeed in this model, to actually create better care.

And then finally, because we were forced into this, sort of the last thing we did was we tried to figure out the data to support it. Most folks who go into this sort of start at the bottom. They say, well before I can take on a contract like that, I need the data. They’re focusing on it. We - because of this phone call - we had to jump in and figure out what the care model was, and then years later really work on the data to support it in terms of understanding the utilization patterns, and now - much more sophisticated - trying to get to predictive analytics.

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Andy Ziskind

Senior Vice President, Academic Health System Strategy

There are some markets with abrupt transition. We used to think about markets as having a tipping point. More and more, we’re finding that our members are having to deal with dual markets. A combination of fee-for-service and risk.

And you’ll hear more in the next panel, but some of this is about managing the pace of change in the organization, and the rate at which utilization starts to crank down, and the commitment of resources. So really most CEOs are really challenged with functioning in a bit of a dual market rather than a tipping point market.

Marlon Priest

Chief Medical Officer, Bon Secours Health System

If I might add, if you look at the total payment model whether it’s Medicare, Medicaid, or commercial, we had a similar phone conversation, and our rate increases are driven by quality performance with our Blue Cross project products. But if you look at the total model, all of the Medicare patients come with a risk. Whether it’s readmission risk, or infection risks. While people look and say I only have 10% to 15% risk, if one looks at your total portfolio of patients, there’s a significant risk across all patient populations.

That sort of drove us to say, who has some information and benchmarks we can use. Clearly the one we chose, and we’ve been in a relationship with Premier for 25 plus years, was they had the benchmarks and the information that our doctors and our administrators would be able to trust and to help drive down that path.

Shawn Griffin

Vice President, Enterprise Analytics

One other thing I just want to say is that, the other thing that’s happening is the world is getting bigger. It used to be the hospital just had to worry about what happened within the four walls, and now the population that you’re taking care of may never step in your organization, so how do you deliver transparent, high-quality care to those people when you don’t have them in a bed tonight?

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Mohan Naidu

Oppenheimer

Thank you. Mohan Naidu, Oppenheimer. Two questions. Are you guys still seeing a difference in performance between employed physicians versus the independent, and how do you address that, I guess how do you bring them on par? And second question is, what are the typical pushbacks you get? You’re asking your physicians to do a lot and change their work flows. Other than them telling you that they’re patients are different.

Marlon Priest

Chief Medical Officer, Bon Secours Health System

Performance can be different, but it’s not always the employed physicians performing better than independent physicians. That’s why we think we have to take data in the group in a larger form than just our practice group, or the independent doctors. It varies by market, it varies by specialty, it varies by physicians, but we want to bring all of them to take away that variability, whether you’re independent or whether you’re employed. In terms of your second question, I think the pushback is easy for us to approach. Our goal is to give you information and allows you to have something you can act on at the time you’re making a decision. What our physicians say is, you’re asking me to do more, and more, and more. What we say is, part of our job is to figure out from the data, what can we offload to someone else, or what can we do electronically?

So you aren’t the person required - as Evan mentioned earlier - you aren’t the person required to figure out how many diabetics do you need to treat. We should figure out who those are with a system. We should then be able to interact with those patients using care managers, so that physician only has to see the one that’s out of control or the one that needs therapy. We use the technology and databases to focus their work around physician specific work versus work that other people can do in the practice.

Andy Ziskind

Senior Vice President, Academic Health System Strategy

Other questions? Okay, thank you very much.

PANEL DISCUSSION: THE EVOLUTION TO VALUE-BASED CARE AND PAYMENT MODELS

Michael J. Alkire

Chief Operating Officer

Well thank you. Marlon, Evan, Shawn, Andy, Lori. Great job. Thank you all. We’re going to pivot to our last panel. I see Joe getting up, so very quickly let me introduce the next panelists.

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First we have Pietro Satriano, who’s the Chief Executive Officer at US Foods. Leigh Anderson, the Senior Vice President and Chief Information Officer at Premier. Joe Damore, who runs our Population Health Services and Analytics. And Marshall Ruffin, who’s the Chief Technology Officer and Executive Vice President at Inova Health.

With that, I’ll turn it over to you, Joe.

Joseph F. Damore

Vice President, Population Health Services and Analytics

Okay, great. Thank you all. Leigh is going to kick us off here this morning.

Leigh Anderson

Chief Information Officer

Hi, Leigh Anderson, CIO, Premier. I’ve got the Healthcare Informatics piece.

We’re going to talk a little bit about - we’re going to go a little bit further from the last panel and talk about the real transition from fee-for-service to value-based care. We’re going to talk a little bit about our members and our partners. How they’ve been able to engage in that process. And effectively, some of the predictive analytics and some of the ACO work that’s been done in order to make this a successful transition, and some of the tools and the technology, specifically around enterprise analytics.

To piggyback some stuff off of what Ryan was showing earlier, and what Lori just showed, around an enterprise analytics solution that makes it simple to bundle all of these capabilities together. Joe, can you take us through the payment models?

Joseph F. Damore

Vice President, Population Health Services and Analytics

Sure. I’m Joe Damore. I’m Vice President of Population Health at Premier. I’ve been at Premier about six years. After I spent several decades leading integrated health systems and building provider-owned health plans, I was the CEO for 20 years at a couple billion dollar systems in the United States - regional integrated systems that owned services throughout the continuum of care - Sparrow Health System in Michigan, and Mission Health in North Carolina. And prior to that, several other systems - the Greenville Health System in Greenville, SC and what’s now called Trinity Health.

So, decades of experience, and you know I’m a lot younger than I look. I took my first - I had my first hospital CEO job at the age of 28. Now I think they made a mistake hiring such a young guy, but I’ve spent my entire career building regional integrated systems and integrating payment and delivery. So when the Affordable Care Act - I saw it as a natural transition to help other

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organizations do the same thing that I’ve tried to do for 30 years. And so, as you’ve heard today, we’re really blessed to work with a lot of organizations that I would describe - that are innovators, leaders in this transformation of value-based payment, which is really exciting.

So why is this occurring? You know why value-based payment and value-based care is occurring. This transformation - it’s because we want to really improve people’s health, improve quality and satisfaction, and then bend the cost curve. And I believe it’s really working at many of these places.

We’re going to talk a little bit - why, what’s the secret sauce? What works and why are we able to do this? Today we have 14 million Medicare beneficiaries that are in ACOs - that are in Medicaid - Medicare ACOs. Think about that. In 2011 it was zero. So rapid growth.

This is the first year in the history of Medicare where they have more beneficiaries that are in managed care programs, counting both Medicare Advantage and ACOs, getting fee-for-service in the history of Medicare. 2017 - first year. Medicaid - we’re seeing rapid growth across the country.

Here in New York - New York has implemented the district model, the Delivery System Reform Innovation Program - Payment Reform Innovation Program - which is converting the Medicaid program in New York into a value-based payment model. Really exciting. Other states have selected other models. Indiana has basically a consumer-driven health plan model in the Medicaid program. Kentucky is adopting the Indiana model. So we’re seeing this rapidly growing across the country.

The third market segment, would be the commercial market, and all five of the major commercial players - national payers - are moving to value-based payment very rapidly. Now they’re first moving into one-sided risk, and then ultimately into two-sided risk models. The majority of the contracts are still one-sided on the commercial side, meaning shared savings. But over about a three to five year period, those are shifting into two-sided.

The fourth market segment are employers, and so we have major employers in this country that are basically emulating the shared savings model that’s been developed by Medicare. That includes Boeing, Lockheed Martin, and Booz Allen Hamilton. Large companies, and several of them, have contracted with Inova.

So we’ll hear a little bit about that. Where they have direct contracts with clinically integrated networks or integrated delivery systems, and they’re sharing risk and sharing returns. Splitting the savings, and it’s working around the country.

These are just exciting times right now. One of the keys that we look at in doing this is performance improvement. How do you learn from those areas and continue to improve your performance? We believe that data and analytics is a real key to that success.

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Leigh is going to talk a little bit about that right now. How do we integrate services - which I lead - and our analytics - which Leigh leads - to put them together to help organizations improve performance in this new area. Leigh?

Leigh Anderson

Chief Information Officer

Thanks Joe. So what you’ve seen today, is really an easy button. Our goal is to be able to take the clinical metrics, the operational metrics, and the financial metrics in an integrated way. That’s really the special sauce of Premier.

You can you can spend a lot of time thinking about best-of-breed providers, but really if you’re an Inova, right, or if you’re a Baystate, and you’re taking on that risk you really need the ability to not only have a retrospective view of the data - we have world-class, retrospective data. We have thousands of facilities. We’ve already talked about our benchmarking capabilities.

But if you’re Evan at Baystate, what’s happening is you’re getting that phone call from Blue Cross and Blue Shield, or they’re saying, hey we’re changing your payment model. Right? And the question is, how do I bring that data together into an enterprise data lake, in a rapid way, so that I can pivot from the retrospective view - and we all need the retrospective view - to the predictive view.

Part of the things that Premier is able to do is bring that data lake together with the tools and the consulting necessary to bring the talent for organizational change. When you get that phone call in your hospital, you only have a handful of people that have that depth of data. The technology investment that our leadership has been able to make for decades, and the data science capabilities.

The gentleman on my left, Dr. Marshall Ruffin is leading Inova. We’re actually partnering with him on some of this two-sided risk, as well as the predictive algorithms and analytics. I’m going to pass it over to Marshall so that he can comment on, sort of being on ground zero, just trying to make this stuff work.

Marshall Ruffin

Chief Technology Officer & Executive Vice President, Inova Health

Thank you very much. I’m Marshall Ruffin, I’m a General Internist. I’ve practiced medicine my whole career, but I’ve also been very interested in computers and their applications in medicine. From graduate study and machine learning, back when it was linear regression, I took a Master’s Degree in statistics. I should also say I’ve been in charge of technology - all technologies - both at the University of Virginia Medical Center, and then at Inova Health System.

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I gave up the role of Executive Vice President and Chief Technology Officer at Inova one year ago, to focus on predictive analytics. Let me tell you about Inova’s journey in predictive analytics, and why we have partnered with Premier.

Inova’s CEO, Knox Singleton, has made public multiple times that he believes genetics are going to change health care. He believes that because his mother died of a non-Hodgkins lymphoma, and he developed the same non-Hodgkins lymphoma about 20 years later. He survived through an autologous bone marrow transplant, and has been committed to genetics and genetic research ever since. It’s unusual for a community health care system to have put over $200 million into genomics.

We are primarily in Fairfax and Loudon counties and Arlington and Northern Virginia. We’re just across the Potomac River from Washington D.C. and the NIH. We recruited the head of the National Cancer Institute five years ago to begin building our genetics capabilities. We actually have completed over 10,000 whole genome sequences. We’ve merged those whole genome sequences with the full electronic medical records of those same patients. We’ve also done whole genome sequences on parents and grandparents of some of some of our younger patients who’ve had malignancy.

That led us to begin planning for predictive analytics. What are predictive analytics? It’s using modern technology - machine learning technology - parallel processing computers, to predict the future much more accurately than we could otherwise.

As an example, you may have noticed over the last 10 years our weather forecasts have become remarkably more accurate than they were 10 or 15 years ago, in large part because we’ve applied machine learning technology to the huge amount of data coming from weather satellites.

I’m constantly amazed at how accurate, now, weather is in predicting when the rain will start. Almost to the hour, they can be and they can be accurate. We want to bring that same predictive skill - predictive accuracy - to medical practice. We need to do that in order to risk adjust our evaluation of physicians and our predictions of what happens to patients. Inova intends to use its electronic record. Inova has five hospitals, $3.5 billion in revenue, but we run the electronic medical record for another six hospitals in the Shenandoah Valley in a sister organization called Valley Health. Inova doesn’t own Valley Health, but we run their EMR and we share the same instance of the EMR. We have data on roughly three million people.

As the tidal wave of genetic information comes at us, we want to build predictive models that include four basic categories of information. Clinical data, from the electronic medical record. Genetic data, from whole genome sequencing and pharmacogenomics testing, as those tests proliferate. Sociodemographic data, because every doctor and nurse knows the sociodemographics often have a bigger influence over the outcomes of patients, than frankly, some of their clinical characteristics.

Then the last, the characteristics of the organization taking care of the patient. Not all hospitals are equal. Some have worse infection rates, some are much more inclined to have unplanned readmissions. And, we want to include characteristics of the doctors, because not all doctors at the same.

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So Inova is building these predictive models. We wanted - but we knew we didn’t have enough data. We only have records on three million people. When you start adding genes, plus detailed clinical data, plus detailed sociodemographic data, plus information about the doctors, you quickly get to hundreds of predictors.

As all of you know, or those of you who are familiar with machine learning, you’re going to need tens or hundreds of millions of records to build those models. Once you build a model, you can run it on one person. But, you can’t build a model on one person or even 100,000 people. You need build the models on ten million. On 50 million. There aren’t any health care organizations in the United States with even ten million active records.

Kaiser and the military and the VA are about the same. Inova went to look for an organization that it could team with to build these models. We understood and confirmed, Premier is the only organization in the United States with that sort of resource.

Premier has data on 133 million people, and it’s getting data from thousands of hospitals from their various advisory services. What you saw this morning. We are in the early stages of building machine learning algorithms. Funded in part by the state of Virginia - funded in part by several universities - to begin building predictive models that we can use to risk adjust outcomes for patients. I would argue this is the fundamental foundation for managing value-based contracts. Why don’t we stop at that point?

Leigh Anderson

Chief Information Officer

Needless to say, when we talked to Marshall and he said he wanted to do this, Ryan and Shawn and I jumped on a plane. All right, let’s go. We got a data lake put together. We have the data sets that we needed, but what we really wanted to make sure of is that we could co-develop.

Part of our special sauce - as we heard from UH, and we heard from Bon Secours, we heard from Baystate - is our ability to apply technology in a way that we can effectively bring people together that can sort of push the envelope for us. On the genomic side of the house, Inova was a fantastic partner for that information.

On the sociodemographic side of the house, that dovetailed with Andy Ziskind’s work on the academic strategy because we found some partners that had some fantastic sociodemographic data. That gives us the ability to then put together some decent modeling capability.

So, we have data lake capability with our PremierConnect Enterprise solution. We feel like this is sort of a fantastic secret. If you take a look at what we’ve been able to do just recently, IDC just named us a top 10 Heath Tech company, because we’re able to bring the partners and the information together in a way that not only helps the future horizons run enterprise analytics.

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The work around the margin improvement, standardization of care that Ryan talked about, as well as the stuff that Evan talked about around two-sided risk for a provider. Now what Marshall is talking about is a third horizon. It’s technology disruption. It’s genomics at scale that’s going to change how we deliver care. And that care transformation is why we have people like Shawn, that’s leading enterprise analytics because he is a physician. Mimi Huizenga, Bimal Shah. These people are people that can talk to physicians. Engage in care transformation.

Practically speaking though, we also have regulatory and value-based care programs we have to deliver, Joe. As we’re going to do in the third horizon, we have to go deliver the improvements today. Can you kick off a little bit on what we do on the ACOs?

Joseph F. Damore

Vice President, Population Health Services and Analytics

Sure. So what we’ve developed at Premier is a database both in bundled payment and then an analytics tool, and in Medicare ACOs. What we now have is an ACO benchmarking system with about a million Medicare beneficiaries in it, from ACOs all over the United States.

We have all their claims data. We get downloaded every month. We provide our members unblinded claims information about how they’re doing in cost, quality and utilization rates. We identify the best practices based on data. We can go to Marshall’s team and say, Marshall, here’s the place that’s managing post-acute care better than anybody in the United States. Nobody has this kind of database yet. If you find one let me know, because I can’t find one. This database is awesome.

It’s unblinded data - and I don’t know if you know what that means. When you get unblinded data, you know where every patient goes for every service. Whether they went to a chiropractor, to home care, to a skilled nursing facility, to a cardiologist. Anywhere in the United States. It’s Part A, and Part B and Part D claims data from Medicare. It’s awesome data. You can tell I get excited about this.

So what have we learned? Now we’re learning about what really works. Let me give you an example of one of our learnings, and that is in the area of care management. We’ve learned that there are three populations that it’s very cost-effective to care manage.

The first is what we call the high-risk, high-cost patients. Those are people that are hospitalized or visiting emergency departments monthly. High users. Usually makes up about 3% of the population in any group, and they usually cost about 45% to 50% of the total cost of care in that population.

The second group are those people with chronic diseases. I call them the big six, because these are the six most prevalent chronic diseases that our team sees all over the country - asthma, diabetes, congestive heart failure, COPD, hypertension, and chronic depression. Those six, we see as the most prevalent in about 99% of the communities in the United States. What we know

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is that if you manage those populations - and I’ll give an example - a diabetic. In the old volume-based payment model, when a diabetic has a complication, everybody in health care gets paid more. Right, are you with me? In the old model, when a diabetic has complications, everybody gets paid more. In this new value-based model, you only get paid more if you keep the diabetic healthy.

There’s a test that allows you to predict the complication rate for diabetics, called a hemoglobin A1c. If you can keep the results of that test - if your primary care physician can work with you - change your diet, give you medication, get you exercising - and lower that below 7%, the chances of you having any complications - visiting the emergency department, losing a limb because of diabetic, or being hospitalized - dramatically drops. We know that absolutely works. That’s one of the six populations that we manage in care management. We give a bonus to primary care physicians that keep that hemoglobin A1c below 7%. Are you with me? This makes a lot of sense.

The third population is what Marshall’s talking about, and that is predictive analytics. How do you predict who the people are going to be that are going to move into this high-risk category? That’s exactly what we’re working on now. A predictive analytics model that will allow us to help intervene in that population before they become either chronically ill through a chronic disease, or before they become in that high-risk population. We’re clearly excited.

So one of the real values we have - we worked in hundreds of communities across the country for the last six years, learning this from really progressive organizations that you’ve heard from today. University in Cleveland, Inova, Bon Secours. We’re blessed to have this knowledge base that has allowed us to really, kind of get ahead of the curve. Now if you think about it, about 80% of the organizations are way behind these guys. They’re going to be needing assistance to move through this value-based care and value-based payment model across the country.

Marshall, would you be willing to talk a little bit about some of the real progressive things that Inova has done already? I’ve had the pleasure to work with Inova. I live in Northern Virginia, so they’re my health system for my family and my grandchildren, so thanks for all the great care.

Marshall Ruffin

Chief Technology Officer & Executive Vice President, Inova Health

Well thank you, Joe. I should have said that Inova is a shareholder of Premier, and we use all of the Premier services. That’s why we knew about Premier when we began looking for an organization with an extraordinary dataset.

Inova five years ago was completely fee-for-service. Our only risk was the DRG payment from Medicare, and the few commercial payers back then that were using DRGs. Now we have 280,000 lives under full capitation in a HMO that we manage with AETNA, we partner with AETNA. We have 30,000 people on MSSP contract. We’ve got 50,000 people in a Medicaid health plan, for which we’re completely at risk. Five years ago we really didn’t have any employed physicians, now we have 700. We are seeing this transition from fee-for-service to value-based payment, changing right before our eyes. The predictive analytics has become a very important.

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I did want to point out, and Pietro is going to talk more about this, food is medicinal. Food has major effects on medications, and how we absorb medications, and the efficacy of medications.

We are also eager to include in the database - we haven’t done it yet - but the diets and the foods that the patients are on. Inova, like every other health system, we’ve invested about - over 10 years, around $400 million in our electronic medical record implementation. We’re eager to show value from it. I implemented it, I’m particularly eager to show value. And that’ll come with the coded data, that we’re then going to pour into the data lake that Leigh referred to.

Right now, Premier has done a beautiful job with descriptive statistics and I think their analytics are second to none. What we intend to do, is build a much more robust data lake with Inova helping to work on it, so that we can store the genetic data and the full EMR data. We use Epic. We will pull the data from the Clarity database, but Cerner has a similar utility. We have identified several sources of sociodemographic data that are very rich. We’re going to include the dietary information from the EMR, and hopefully in time, even more detailed data coming from our partner US Foods, so that we can be much more accurate in predicting what will happen to people. Let me just say a little bit more about that.

Chronic disease in and of itself is not all that expensive, it’s the acute exacerbations of the chronic disease that are expensive. We are not good as a society in predicting who will have an acute exacerbation. We’re not good at predicting who, with a low ejection fraction, is going to slip into congestive heart failure. We’re not particularly good at predicting who, in the obese population, is going to develop Type 2 diabetes. We’re not particularly good at predicting who’s going to return to a hospital as an unplanned readmission within 30 days.

There is a regression model called the Lace Method, that’s used in most hospitals. But, that C statistic is 0.6. It’s damn near useless. We need the detailed sociodemographics, as well as the detailed clinical data to be more accurate. It’s the acute exacerbations or chronic disease that this technology, this predictive analytics technology, is meant to help healthcare systems manage. So I think I’m giving it back to you at this point.

Leigh Anderson

Chief Information Officer

I think I’m just going to do a quick intro. So we talked a little bit about the power of prediction, but we’re also talking about beyond the four walls of the hospital. Part of the next model is on the readmissions rate. If you think about clinical decisions support, you know, when do I discharge that person who had that total hip, total knee, that we saw in the service line. And are they in a food safe environment?

Just as a quick example of that. Pietro, could I just hand this over to you and you can tell us how you’re solving that problem for us?

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Pietro Satriano

Chief Executive Officer, US Foods

So my name is Pietro Satriano, the CEO of US Foods. We’re a $23 billion company. We have 60 warehouses and 6,000 trucks that we use to deliver food to members of Premier, and schools, and restaurants across the country.

Maybe I can talk about - one of the participants earlier talked about two worlds we live in. The traditional fee-for-service world, and where we’re headed. Like all of you, we live in both worlds, and when it comes to food in a hospital, as you probably know, that takes a disproportionate amount of influence on the patient experience. They may not know how their surgery went, but they sure can comment on the food they’re experiencing that day, right?

And so, our challenge working with Premier is to make sure that we get the best quality food at the lowest possible cost. A lot of the themes you’ve heard this morning, we are part of as well. Mike and Susan talked about contract utilization. We work with Premier in terms of leveraging analytics, to see what kinds of products hospitals are purchasing that perhaps are lower cost or better equivalents for. We use analytics to do that. We use our feet on the street. We have 800 of our people that touch Premier members, and we use our e-commerce. Over 90% of the orders for food come through our e-commerce platform, and that presents opportunities to direct members to a better alternative.

There will be, for example, a pop-up that will say, “You could save X dollars.” We talked a little bit this morning about how, with physicians, old habits die hard. Well with chefs, it’s just as much the case. They don’t like changing their recipe, they don’t like changing how they run their kitchen. So we have a series of tools and analytics to drive better outcomes at a lower cost. But as the world changes to value-based payments, now we’re challenged to think of how we can support that.

As Marshall was saying, your diet - your nutritional plan - as a discharged patient probably has as much impact on your ultimate outcome as anything else. I know the drug companies, the pharma companies, really worry a lot about how do we get higher compliance? Well how you get better compliance to a meal plan? One of the things we’re started to explore with Premier - which is very exciting - is, I’m sure many of you have participated in meal kits like Blue Apron or Green Chef. There’s hundreds of them across the country.

Imagine leveraging that channel to now deliver to discharge patients the kind of meal plan that will make them a lower-risk of readmission, and a better outcome from a patient perspective. And so it’s very exciting to be part of that. We are just starting to explore those opportunities. We’re counting on Marshall to tell us which chronic conditions to start focusing on first, and which are the ones that have the highest impact from a food perspective.

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Joseph F. Damore

Vice President, Population Health Services and Analytics

Thank you. We know food is medicine, right, as Marshall pointed out. We’ve also learned that the social determinants of health have a great influence on predictive modeling. Anything you want to add, Pietro, related to your movement of how your organization - your company - is moving towards this value-based model across the country? Any last comments you would like to -

Pietro Satriano

Chief Executive Officer, US Foods

Another thing that we’re exploring is - back to my little joke earlier about patient satisfaction. As you know, some of the reimbursement models are actually based on patient satisfaction. One of the things we’re exploring is understanding the kinds of food that make for a more satisfied patient. How can we then engineer foods to arrive at that?

It’s one thing to create a recipe, but you’ve got to scale this in an operation that has thousands of patients. Some foods can be engineered to have a scratch-like quality, but have some of the components made ahead of time. We’re doing a lot of research and development with the chefs to ensure that you can manufacture products that actually are as good as made from scratch. That have lower cost and better outcome.

Joseph F. Damore

Vice President, Population Health Services and Analytics

Thank you guys, and great work. Before we open for questions, I’d just like to summarize and just point out that, you know, I think President Trump is right. Health care is complex, number one.

Number two, this transformation is very difficult if you think about it. In fact, one of the key questions we we’re asked throughout the country is, what’s the timeframe? Kind of what Evan was talking about earlier, when do you flip the switch from volume-based to value-based. I call that the billion dollar question in every community. That’s the real challenge.

We’ve developed some predictive ideas about how you can predict when that change is going to occur. Second is, we’ve got a lot of very experienced people, like myself, who have worked in health care organizations on the delivery side and on the insurance side across the country to help organizations make this move. We have learned a ton from working in over a couple of hundred places. We’ve now learned, how do you build a road map to make this difficult transformation? What are the skill sets that you have to have? What are the core capabilities? And really importantly, how do you measure performance, and how do you take advantage of best practices that we’ve begun to demonstrate to help you with this transformation?

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We believe that the country is clearly moving to value-based care and value-based payment. It’s not going to go backwards. MACRA is going to contribute to, more than likely, increase the speed of that change, we think, in the next couple of years. These are really exciting times in health care, and we think we have the tools. We have the knowledge base. We have great organizations to work with that will continue this growth curve for all of us here at Premier and in the country.

I would like to open it up to questions, to see if anyone has anything that they would like us to add. If you could say your name, and the organization you represent, and then your -

QUESTION AND ANSWER SECTION

Jamie Stockton

Wells Fargo Securities

Jamie Stockton, Wells Fargo. I guess, maybe Dr. Ruffin or Leigh, if you could talk about the precision medicine initiative that you guys have partnered on. What’s the timeline for when you think we’ll actually have some pretty comprehensive insights that could be used to change how care is being delivered?

Leigh Anderson

Chief Information Officer

It’s a three step process, right? We would probably say on the procedure medicine side, I would look at a disease state like oncology first, for a couple of reasons. The treatment pathways are well defined. It really comes down to, can we identify a genomics predisposition to a specific clinical trial, similar to what Mimi was talking about a little while ago.

From my perspective, that doesn’t feel like a horizon that’s much further out than a couple of years. You can start seeing a large enough end to make a meaningful difference. Part of what we had to do with Premier, was make sure that we could get the members to understand sort of where that data set is. We’ve had some really fantastic conversations about that, and actually even with some specific hospitals that specialize just in that space who happen to be members of Premier.

I would say my time horizon on that, in an oncology space, would be 24 to 36 months. There’s a lot of work that has to happen around getting the information, normalizing the information - and I don’t want to bore everyone - but extending data models, and testing out algorithms. Where you’re really sinking a lot of intellectual capital into it. Then you’re trying to find, to a certain extent, the tipping point to a large extent, and also an efficacy play.

I think we probably could also have some predictive success around the sociodemographic data faster, because we feel like that is not so much an explore – I’m trying to do a laser shop, right - with genomics and oncology, but more from a - we know that the Lace models are not really fantastic now, and we know that the sociodemographic data is a high determinant.

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If we can help the physicians get that information earlier in the admissions process, the ability to drive benefit on discharge to the right location, would be faster. Does that help to provide a third horizon, and a first horizon?

Marshall Ruffin

Chief Technology Officer & Executive Vice President, Inova Health

I’ll only add that unplanned readmissions is a big problem across the United States. There are good academic studies that show if you add to the clinical data, that most organizations have rich demographic data, you can improve c-statistics up into the 0.90 range. We are focusing first on unplanned readmissions. I hope that we have useful models for Inova soon.

Joseph F. Damore

Vice President, Population Health Services and Analytics

Any other questions? Great, back here.

[Unidentified Participant]

Value-based care. Moving forward. We’re not looking back. Could you characterize who are the most likely net beneficiaries across the health care spectrum, and who the most likely losers are? If you think about broad swaths, of say hospitals, pharmacy, pharmaceutical companies, medical device companies, and any other broad categories -

Joseph F. Damore

Vice President, Population Health Services and Analytics

First of all, I think the biggest winner is going to be patients, in my opinion. I think this model will create healthier people, happier people, more functional people, and lower cost. I absolutely believe that. Where is the savings going to come from? I can tell you where we see it coming from already has been lower hospital utilization across the country.

We have a category called potentially preventable admissions to hospitals. HRQ has defined about 50 admissions to American hospitals that they’d like to see go away. An example I would give you is rehydration. A dehydrated patient who is admitted to a hospital, given IVs to rehydrate. We think that’s going to go away. We’re telling hospitals don’t plan for a lot of these admissions in the future, they’re going to go down. You have to reinvest in other areas.

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The second area, we’re seeing a dramatic decrease is in post-acute area in skilled nursing facilities. What we’re seeing is, in the past there have been a lot of what I call “social admissions” to skilled nursing facilities.

You may know, I think of my own mother when she was hospitalized and discharged. They asked us what we were going to do with my mother, and I said we’re really not ready to take care of her at home yet, so can we move her into a skilled nursing facility? Well, there was no clinical reason she had to go to a skilled nursing facility. It was a social admission for us. Now, the other factor is, the first 20 days in that post-acute skilled nursing facility is covered by Medicare. On the 21st day, we had to start paying. What we’re seeing across the country, the prevalence of average length of stay - you’re right, 20 days. So we’re seeing those two areas drop immediately.

Then third, managing those chronic diseases is going to keep people out of the ED, so we’re seeing that as a drop area. Those areas are declining, areas that are going to increase, of course, are outpatient areas. We’re seeing a lot of organizations get into Minute Clinics, urgent care. As a young man, I did a lot of studies on emergency room visits. 70% of emergency room visits are non-emergent. 70%. A small percentage are actually life threatening or limb threatening, and then a number are urgent. But 70% are not even emergencies. Yet, that’s where we go for care in the United States. We’re going to see a lot of that shift to primary care sites.

So primary care is going to grow, we think any treatment that really prevents the cost of admission and expensive healthcare costs will improve. If you’re generating pharmaceuticals that are immunizing people, we think that’s going to grow because you’re going to keep people healthier. I hope those were some good examples for you to get an idea of how the cost is shifting around the country. Anything you guys want to add?

Marshall Ruffin

Chief Technology Officer & Executive Vice President, Inova Health

I’d like to add, I agree. This is only good for patients, first. Think of yourselves. Wouldn’t you like to know what your risks are of chronic disease, or of acute exacerbations if you already have one? Much more precisely, than perhaps your doctor can predict to now. Wouldn’t you like to know your risk of disease based on your genetics? In the next five years that’s coming.

So, I think patients are going to be the first beneficiaries. The other beneficiary will be healthcare systems, like Inova and the organizations that Premier represents. It’s important. Premier is a provider friendly organization that’s been created by providers to help us manage our costs and figure out how to manage our populations better.

No insurance company is going to have full whole genome sequences on every insured. The insurance companies may not even have full sociodemographic data, although they can acquire it. The insurance companies won’t have full electronic medical record information, but the providers will have all of that. And we’ve not used it yet, in part because the fee-for-service model didn’t drive us to do that, and the technology wasn’t ready. But the technology is ready, and the economics are driving us to it. We will be able to manage populations with a heck of a lot more accuracy and capability than we’ve been able to manage in the past. I think it’s going to be very helpful to the provider organizations.

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Leigh Anderson

Chief Information Officer

The only comment I would just reinforce is the fact that we have data now at the provider level, and an incentive model to leverage that data that hasn’t existed before. Now it really just comes down to, can we take the information in a way to allow the provider to have the same footing, or a better footing when they are negotiating these two-sided risk contracts? That’s what’s really different, and that’s what we’re helping drive.

Joseph F. Damore

Vice President, Population Health Services and Analytics

Another question?

Mohan Naidu

Oppenheimer

Yes, thank you Mohan Naidu, Oppenheimer. Can you comment on the current mix of at-risk patients that you’re seeing, and how fast do you think it’s going to grow as your own hospitals are, in general -

Joseph F. Damore

Vice President, Population Health Services and Analytics

I’m sorry, which kind of patients? I missed that.

Mohan Naidu

Oppenheimer

The population under risk contracts that you’re seeing.

Joseph F. Damore

Vice President, Population Health Services and Analytics

Risk contracts? I would say, the risk contracts that we see, of course, the most prevalent is still fee-for-service and now one-sided risk.

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About 17% of the Medicare ACO contracts are two-sided risk, just to give you an idea. 17% today, up from 13% last year. On a steady growth curve. And I would say we’re seeing the same trend on the commercial side.

We’re seeing, again, it’s in that 15% - it depends on the community. 15% to 20% nationally. California is higher because of their capitation models that have been there for a couple of decades. But I would say nationally, 15% to 20% of all contracts on the commercial side involve two-sided risk. Meaning that you may have to pay money back if you lose - if you spend more than the target. Most are one-sided.

Most of the commercials now, I can think of one of them, they’re willing to do a five year contract with a delivery system, but at the end of five years they’ve got to be in two-sided risk. They’ll start - and that’s what we do a lot of - a lot of contracts that will start in one-sided risk, and then I call it, the second phase would be some two-sided risk with risk corridors. Risk corridors being a cap on your losses, if that makes sense. That’s kind of what we see across the country. Does that does that resonate and make sense?

Mohan Naidu

Oppenheimer

Yes. Can you talk about where do you see that going?

Joseph F. Damore

Vice President, Population Health Services and Analytics

Clearly, we see it increasing. The commercials want to shift risk to the delivery systems, that’s absolutely true. What that’s causing is really, if you think about it, is the consolidation. You’ve got to be a fairly large organization to be able to handle a lot of risk. Small, freestanding hospitals are going to be challenged by being able to go into those risk arrangements, so we’re seeing the growth of regional integrated systems, national systems, I think that’s going to continue because of this shift in risk.

How fast it will occur, I think it will be dependent. A lot of folks have predicted that the new administration in Washington was going to speed this up. We haven’t seen that quite yet. That could happen. If that does happen by some policy changes, we could see this change happen a lot more rapidly than maybe the former administration.

Now, I personally think that it takes at least three to six years of one-sided risk experience to build the tools, the knowledge base, and the core capabilities, to manage two-sided risk. One of the things we’re being hired a lot to do is to go into an organization and say, okay, what do I have to do to get ready for two-sided risk, and what’s the timeframe that you think it’s going to take?

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Leigh Anderson

Chief Information Officer

Thanks Joe.

Marshall Ruffin

Chief Technology Officer & Executive Vice President, Inova Health

I just wanted to comment. Joe mentioned that not many - large organizations are needed to manage risk. On a financial basis I agree, but none of those organizations has enough data to create the risk models. The predictive analytics models.

That’s where Premier comes in. Premier will become indispensable, more than it already is, to its members as we move into these risk-based arrangements. Because with Premier, Premier can create the models that then the members can run, but the members still have enough people to build the models in the first place.

Joseph F. Damore

Vice President, Population Health Services and Analytics

So, I think that’s it Mike.

Michael J. Alkire

Chief Operating Officer

Marshall, Pietro, Joe, Leigh. I appreciate the time. We’re going to take a very, very quick break, three or four minutes, and we’ll come back with Craig for a financial update.

FINANCIAL REVIEW AND OUTLOOK

Craig S. McKasson

Chief Financial Officer

Great, thank you very much. Welcome again everyone. I’m Craig Mckasson, Premier’s Chief Financial Officer. We really appreciate the time that you’ve invested with us today. I know a lot of you’ve been following the Premier story for some time, and we thank you for your continued support. And for those of you that are new to our story, we welcome your interest and we look forward to further engaging with you in the coming months.

For the next 30 minutes or so, I’d like to provide a closer look at our company from a financial perspective, which I believe demonstrates our commitment to maximizing stockholder value. I’m going to walk through our ownership structure and board governance, review our financial track record, discuss capital deployment and return on invested capital. And I’ll finish my prepared remarks with a preliminary look at fiscal 2018.

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So, now let’s begin by reviewing our ownership structure. We are currently owned 37% by public stockholders and 63% by member-owner health systems. For tax efficiency purposes, given the fact that the majority of our company is owned by not for profit health systems, we utilize an Up-C or umbrella corporation structure, in which the public company, Premier Inc., is a taxable C-corporation, sitting above the operations of the enterprise that operate through a flow-through limited partnership and its wholly owned subsidiaries.

This structure, many of you are familiar, it’s common in other partnership or flow-through business models, provides for an allocation of profits and responsibility for income taxes at the partner level. So, at the general partner and the limited partner level. As limited partners, the health system member-owners are responsible for any applicable income taxes on the 63% of income that’s allocated to them today, based on their ownership, and Premier Inc., as the general partner, is responsible for the income taxes on the 37% of income that’s allocated to it, as the general partner based on its ownership percentage.

As a result, we do have a lower GAAP and cash tax rate at Premier than standard taxable C-corporations, but we distribute cash to the limited partners to fund and facilitate the tax liabilities they may have, if required. As some of our member-owners exchange a portion of their Class B ownership over time, the ownership mix of the company will continue to change, and that will impact our GAAP income taxes as ownership interest shifts from the member-owner limited partners, to Premier Inc. as the general partner. Given this structure, and the changes that can occur over time as member-owners exchange equity, we simplify how it looks from a financial reporting perspective.

We report utilizing non-GAAP financial measures, referred to as adjusted fully distributed net income, and adjusted fully distributed earnings per share. These financial measures treat us as a fully taxable C-corporation, owned 100% by public stakeholders, with a responsibility to pay income tax to the federal and state tax authorities on 100% of our taxable income, at a currently estimated combined corporate tax rate of 39%. Simply, as our ownership changes over time through the member share exchange process, we at Premier will pay a higher level of income taxes directly with a corresponding lower amount of tax distributions being provided to the limited partners.

Now let’s take a look at the exchange process that occurs given our ownership structure. At the time of our IPO, our health system member-owners sold a piece of their existing 100% ownership in the business in order for us to create a sustainable source of capital, to more aggressively invest to meet their needs, and to grow the company. At the time of the IPO, existing members sold 22% of their ownership interest to the public, and they retained 78%, with provisions that allowed for an orderly process in which they could further monetize their equity holdings over time.

To accomplish this, Class A shares were provided to the public and the member-owner health systems have Class B shares and Class B units in the operating partnership. The structure was

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set up so that the health system member-owners would have the ability, over a seven year timeline, to exchange their Class B units and the associated Class B shares into either Class A common shares, and or cash, at the company’s election. Each October 31st through 2020, one-seventh of their Class B units become eligible for exchange at their election, and the amount eligible for exchange is cumulative. So if they don’t exchange in a particular period, they have more shares to exchange at a future date. For administrative efficiency, the ability to exchange occurs on a quarterly basis, every October, January, April, and July. And as I just noted, we do have the ability to settle those exchanges in either cash, Class A common shares, or a combination thereof based on approval from our independent Audit and Compliance Committee of our Board of Directors.

Overall to date, approximately 21.6 million Class B units representing approximately 44% of the potential available amount has been exchanged through the 11 exchanges that have occurred since our IPO. We’ve actually been very pleased with the orderly nature of how that process has played out.

The exchange process, by its nature, has improved the liquidity by increasing the outstanding Class A common shares to more than 51 million in the market today, compared to the 32 million shares at the time that we went public, and has approximately doubled the average daily trading volume over the same time period. While liquidity and float have improved, we also believe that the majority of our member-owners continuing to hold their equity demonstrates the strategic alignment that we enjoy with them, and the value that our member-owner health systems see in remaining a Premier member-owner.

You did hear Mike Szubski talk about and reference that earlier today. I’d also like to note that non-exchanging member-owners do have the ability and the right, under a right of first refusal process, to purchase exchanging member shares before they convert to Class A shares each quarter. That has occurred in all but one of the quarterly exchanges that have happened since we went public. While some member-owners clearly are exchanging equity, and that’s typically for cash flow or for investment diversification purposes, I would like to highlight that we have not experienced any material change in the business relationship with any of the current members who have exchanged shares under the program today.

To conclude the review of our ownership structure, I’d like to quickly review the Board governance that’s in place as a result of our structure. As an organization, the company and our Board of Directors is focused on driving value creation. While we remain a controlled company under NASDAQ rules, we are committed to maintaining strong corporate governance practices that serve the best interests of the company, and drive long-term stockholder value for all stockholders.

As a controlled company, our Board of Directors is currently comprised of 10 member-owner health system executives, along with five independent directors, and Susan as our CEO. While we realize this is a large board, we appreciate and really benefit from the opportunity to work with these member-owner directors.

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As executives from large health systems, they have deep and first-hand knowledge and insight related to the challenges in the health care industry. Combining that insight and knowledge with our independent directors, our directors provide management with valuable marketplace insights, while also holding us accountable to deliver performance and create long-term stockholder value.

From an independent standpoint, I mentioned earlier, as required, our audit and compliance committee is fully independent. In addition, we have a Member Agreement Review Committee in place. This committee is comprised to address potential unique arrangements between Premier and any of its members, and it is comprised of independent directors and Susan as our CEO. And then additionally, we have another governance committee called the Conflict Advisory Committee, which is in place to manage any potential business conflicts between Premier and its member-owners. That is also fully independent.

While the full board is focused on, and makes decisions to generate long-term value for all of our stockholders, we believe these independent committees provide additional best practice governance for the organization. I will say that as the ownership composition further evolves over time through the member exchange process, we will continue to evaluate the appropriate composition and size of our Board of Directors. Once we are majority publicly owned, we will make the necessary revisions to continue to comply fully with SEC and NASDAQ independence requirements.

Now let’s move on to our financial review. As you’ll see on the next few slides, and as you saw earlier today, Premier has consistently delivered meaningful revenue, non-GAAP adjusted EBITDA, and non-GAAP adjusted fully distributed earnings per share growth since going public in 2013. These are the metrics we guide to on an annual basis.

Our consolidated net revenue guidance range for fiscal 2017 represents expectations for 23 to 27% annual growth, and a compound annual growth rate of approximately 17 to 18% since fiscal 2013. We believe that this performance demonstrates the leverage inherent in our differentiated member-aligned business model as we continue to deliver compelling solutions for health care providers to reduce their costs, improve their quality and safety, and transition to value-based care in the evolving and increasingly complex healthcare environment.

In line with the expectations that we also established during our IPO road show in 2013, we’ve delivered consistent double-digit compound annual growth in consolidated non-GAAP adjusted EBITDA, and non-GAAP adjusted fully distributed earnings per share. Our non-GAAP adjusted EBITDA guidance range for the current year represents expectations for 13 to 16% annual growth, with a compound annual growth rate of approximately 12 to 13% since our IPO. And from an EPS standpoint, our non-GAAP adjusted fully distributed earnings per share guidance for fiscal 2017 reflects expectations for 17 to 20% growth, with a compound annual growth rate of 12 to 13% since the IPO. This consistent financial growth, along with a solid balance sheet and strong free cash flow generation, enables Premier to execute on a disciplined and opportunistic approach to driving long-term sustainable stockholder value.

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Looking ahead, we have a strategic framework and multiple levers that enable and support our ability to deliver continued growth. Looking more closely at our Supply Chain Services financials, this segment represents about three-fourths of our consolidated net revenue. Our Supply Chain Services segment net revenue guidance for the fiscal year represents a compound annual growth rate of 18 to 19% since our IPO. As most of you are aware, this segment includes our acute and non-acute GPO business, direct sourcing capabilities, and our integrated pharmacy offerings. The cash that’s generated and provided by our group purchasing business provides us with the flexibility to make investments across all of our businesses to drive further growth and long-term value.

Looking ahead, we remain focused on continuing to develop and leverage our Supply Chain Services segment, expanding the member base and delivering consistent net administrative fees revenue growth through contract portfolio expansion, member contract penetration, and the addition of new members in both the acute and the non-acute or alternate-site spaces. We expect to continue to grow our direct sourcing and our integrated pharmacy product revenues through the addition of new members, and addition of new products, as well as expanding and continuing to grow with our currently participating members.

If I turn to Performance Services, which is about 25% of our consolidated net revenues. Historically about 60% of this segment, which actually we expect to increase to about 70% in the current fiscal year, is comprised of our informatics and technology services business. This is primarily made up of our 3-to-5 year contracted SaaS-based informatics solutions. The remainder of our Performance Services revenue is generated by our wrap-around advisory services, and performance improvement collaboratives.

Our SaaS-based informatics solutions, which you’ve heard some about today, utilize our comprehensive data analytics platform to provide actionable intelligence to our members, enabling them to analyze and compare insights and identify specific areas for improvement. But it’s important to note that we believe that total value is diminished if you only provide technology. We believe it’s important to wrap clinical and operational performance improvement advisors around the technology to drive actionable improvement at these health care providers.

We do that in two ways, you’ve heard about that today. On a one-to-one basis with our health care providers through advisory services engagements, and also on a one-to-many basis through our many large-scale collaboratives, where we’re working with multiple providers at the same time, leveraging those data insights to address a particular or specific area of focus. Our Performance Services segment net revenue guidance for the current fiscal year represents a compound annual growth rate of approximately 14 to 15% since our IPO in 2013.

We continue to develop and acquire new products and evolve our capabilities to meet and anticipate member needs in this rapidly evolving healthcare environment. Two of those capabilities, which you saw today, are our Clinician Performance Management Platform and our new Service Line Analytics solution, which are helping to take us to the next level in working with these providers.

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The strength in our financial performance is not just circumstantial. It’s driven by our strategy, our diversification, and our commitment to manage our business for the long-term. This success is built on key pillars that have not only driven our track record of strong results to date, but are expected to continue moving forward. These include multiple growth drivers in our key areas - group purchasing, direct sourcing, integrated pharmacy, healthcare informatics and technology and data insights, advisory services and those large-scale collaboratives in each of these areas. We’re taking a deliberate and thoughtful approach to how we invest in, and develop these strategic assets. We believe it’s a growth opportunity beyond simple diversification, and it’s further strengthening and differentiating our comprehensive value proposition. It has prepared us to capitalize on the changes taking place today in health care, but also enabling us to be ready for the issues we expect our health care systems to face in the future, as they continue to tackle cost containment, quality and safety improvement, and the daunting transition to value-based care.

We have experienced a mix shift as we’ve diversified our business with growth in integrated pharmacy and direct sourcing. While these businesses operate at a different profit margin than our group purchasing business, given we take title to the underlying products, we believe they are differentiators in helping our members reduce total cost and operate more effectively in a value-based care environment. Importantly, as you can see on the chart, while our consolidated non-GAAP adjusted EBITDA margin has compressed as a result of this revenue diversification, the consolidated adjusted EBITDA in dollars has achieved double-digit growth. And that’s supported by stable to expanding margin trends in each of the underlying businesses.

In addition to our revenue and income growth, the company has a track record of consistent non-GAAP free cash flow generation, disciplined capital allocation, and a high-quality balance sheet. We have generated consistent annual non-GAAP free cash flow. Free cash flow of $191 million in fiscal 2016 represented 43% of non-GAAP adjusted EBITDA. And we expect free cash flow in the current fiscal year to increase and will be in a range of 40 to 45% of non-GAAP adjusted EBITDA.

From a balance sheet standpoint, we have a current outstanding balance of $270 million on our $750 million revolving credit facility. This represents less than one turn of our trailing 12 months adjusted EBITDA, and given our strong free cash flow, we could comfortably increase our debt level to three times adjusted EBITDA, or $1.5 billion, with the ability to pay it down quickly. Although we currently have no plans to do so. Raising this level of debt would require a highly strategic and financially attractive deployment of capital.

After investing more than $1 billion in strategic acquisitions and investments since going public, the majority of that on our CECity and Innovatix acquisitions, we do still continue to have a very strong balance sheet with significant capacity. We believe our balance sheet strength and strong free cash flow positions us very well in this environment, providing the financial flexibility to drive future growth.

Given that, I’d like to spend a minute discussing our capital deployment strategy and approach. Our capital allocation strategy is prioritized in the following areas. First, we’re primarily focused on organic reinvestment in our business, and the expansion of capabilities through acquisitions, as we have been since going public. We reinvest in the business to support organic growth and

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innovation that aligns with our strategic priorities. And we pursue M&A where we are able to scale, generate growth, and drive efficiencies to meet longer-term financial objectives. Second, we’re also focused on continuing to maintain financial strength and to optimize the capital structure over time.

Our goal is to maintain our strong and flexible balance sheet with an expectation to ultimately operate with leverage of two to three times EBITDA, in order to take advantage of opportunities in the marketplace, while also preserving our capital structure through any economic environment. And then finally, we will continue to assess shareholder return through the distribution of excess capital as appropriate. We have delivered benefit to our stockholders by settling a portion of our ongoing member-owner share exchanges in cash, and we have the ongoing ability to do so. Since last October, we deployed approximately $123 million to settle the exchange of 3.8 million Class B units for cash, which reduced our outstanding share count. As we move forward, we’ll continue to evaluate the use of capital as it relates to settling either a portion, or all, of future class B unit exchanges in cash.

Given that our primary focus to deploy capital is for expansion and growth, I’d like to provide an update on the return generated on the capital we have deployed since our IPO in 2013, which has enabled us to acquire companies and capabilities that we believe strategically differentiate our offering, and position us to drive long-term performance and stockholder growth.

Our financial criteria for proceeding with an acquisition is that the target should enhance revenue and earnings growth, be accretive to earnings after the first year, and achieve a minimum threshold of an 8% return on invested capital on an annual run-rate basis, by the third year after the acquisition. This level of return exceeds our current cost of capital, but I do want to emphasize that it is a minimum return, and that we target to deliver a double-digit return on invested capital.

For the six acquisitions that occurred over two years ago, we currently expect to achieve a blended return on invested capital in fiscal 2017 of approximately 12%. For the three acquisitions that we acquired last fiscal year, CECity, Healthcare Insights, and Inflow Health, while we do we continue to expect to meet our objectives, we currently anticipate that it actually may take us an extra year or so until we reach the current 8% return on invested capital threshold from a blended perspective. I would reinforce that we consider these assets to continue to be very strategic, and we continue to believe they will provide long-term value and differentiation for Premier as the market continues to evolve. Many of those capabilities are embedded in the demonstrations that you saw earlier today.

And then looking at our current fiscal year, our acquisition of Innovatix and Essensa is trending very well. We currently expect that this acquisition will surpass our minimum return on invested capital threshold in the first fiscal year following acquisition. Regarding Acro, on our last earnings call, we did discuss in detail some of the headwinds we have faced with that acquisition.

As discussed, we are implementing mitigation plans to improve performance and continue to expect it will achieve return objectives, although it is behind first year expectations at this point. As part of today’s discussion I also want to note that while our consolidated return on

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invested capital has declined slightly over the past three years, that contraction, similar to our non-GAAP adjusted EBITDA margin, has been driven by business mix as we add and expand non-GPO capabilities into our diversified set of offerings. Based on our calculations, our organic return on invested capital has actually expanded since we’ve become public. As we strategically diversify our business and continue to position for long-term success, there continue to be some impact to our overall return on invested capital as our business mix continues to diversify, but we continue to expect to deploy capital that delivers returns in excess of our cost of capital and generates stockholder value.

In terms of future areas for capital deployment, we have a clear approach to acquisitions and investments, and will follow a disciplined blueprint to create value. In this chart, we’ve summarized consistently the distinct areas that we’ve been focused in, and the capabilities that we’re targeting.

We’ve addressed a number of these capabilities over the past three years, but do continue to look for opportunities to enhance our offerings, While we continue to have an active pipeline of potential opportunities, we are currently in the midst of and focused on integrating our recent Acro and Innovatix acquisitions and also continue to focus on optimizing the performance of all of our prior acquisitions.

With respect to the recent acquisitions that we’ve done in the past six months or so, Innovatix and Essensa provide us additional opportunities for growth and expansion in the fragmented non-acute market, which is growing at a faster pace than the acute market. Acro helped us round out our limited distribution offerings in the Oncology and Multiple Sclerosis disease states, and also allowed us to expand into the Idiopathic Pulmonary Fibrosis disease state. At this point, we do not currently plan to further deploy significant capital in the specialty pharmacy space, as we believe our offering suits our member needs and can be expanded through either organic investment or strategic partnerships as needed.

As we look forward, let me move into fiscal 2018 and discuss our preliminary outlook for next fiscal year. Based on the anticipated continuation of current and certain market dynamics and other factors that we’ve discussed on our recent third quarter call, as well as going over today, our preliminary outlook for fiscal 2018 projects high single-digit to low double-digit* consolidated net revenue growth which will be achieved through the following. Mid-single-digit growth in our organic group purchasing business, augmented by contributions from our Innovatix and Essensa acquisition. Double-digit growth in our products businesses, encompassing both direct sourcing and integrated pharmacy. Mid- to high- single-digit growth in our organic performance services segment. [*During the live presentation, “mid double-digit” was stated. The slides accompanying the live presentation and the language above reflect the appropriate measure.]

And then from a non-GAAP adjusted EBITDA and non-GAAP adjusted fully distributed EPS standpoint, consistent with the historical guidance levels initially established, we expect growth ranging from the high single-digit to low double-digit range based on current business performance expectations. These preliminary ranges do not include the benefit of any capital deployment for acquisitions or investments, and also do not include the settlement of any future class B exchanges in cash at this time.

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I would like to emphasize that these expectations are forward looking statements. They represent a preliminary view of the fiscal year, and are based on current information today. Please remember many factors that can affect our financial results are discussed in our periodic filings with the SEC, and I urge you to review those closely. We will plan to establish specific guidance ranges for fiscal 2018 and the underlying assumptions on our fourth quarter earnings call in August.

That concludes my formal remarks. I really appreciate the time and attention, and at this point I’d like to invite Susan and Mike back up here and we’d be happy to take some further questions before we close out the day.

Susan D. DeVore

President and Chief Executive Officer

Okay, I think we’ve got about 15 minutes, so happy to open up. We wanted to give you today an opportunity to see some of our management team, some of our folks who’ve been here for a while, and others who are relatively new. We wanted you to get to talk to some of our member-customers and some of our suppliers. We are on a long-term integration journey here of data technology and services to really help health systems navigate this transition. We’re making a bet that they need integrated holistic solutions, not a bunch of point solutions, not just technology, not just data. So hopefully you’ve gotten a flavor of that today.

But let’s open it up for any questions about anything, either that we talked about today or otherwise.

QUESTION AND ANSWER SECTION

[Unidentified Participant]

Does your hospital ownership structure or the board representation actually preclude you from ever offering your dividend on the shares? And then a separate question, we’ve seen some activists and activity in the sector. Does that hospital ownership, I guess at your best defense, could you review what other defenses you might have in place?

Susan D. DeVore

President and Chief Executive Officer

There’s no prohibition on our ability to do dividend. And in terms of the controlled company obviously, that ownership model precludes probably some activist investment. In addition to that, we have the Tax Receivable Agreement in place, and so our view of this is we want the

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right combination of capabilities and we’re open to all alternatives for delivering stockholder value. That includes acquiring the right companies, includes investing in the right organic stuff, it includes thinking about capital distribution back to stockholders. It includes all of those elements. It includes always thinking about potential partners going forward. I don’t think we really have any limitations, it’s all about how we execute the decisions that we make along the way.

Craig, if you have anything to add -

Craig S. McKasson

Chief Financial Officer

I think you covered it.

Jamie Stockton

Wells Fargo Securities, LLC

Yeah, sorry Susan, actually this is for Craig. The guidance that you gave. Can you just tell us what kind of assumptions you’ve embedded in there for 2018 as far as the renewals are concerned? We obviously have a lot of renewals that are going to happen, or are scheduled to happen, I think at the end of the fiscal first quarter. I think you threw up 98% as kind of the historical renewal rate for the GPO business. Is that the kind of assumption that’s baked in the guidance?

Craig S. McKasson

Chief Financial Officer

Sure, thanks Jamie.

So to clarify, the five year GPO contracts technically expire in September of 2018, so it would actually be in the beginning of our fiscal 2019, not our fiscal 2018. The point you’re referencing in the next couple of months is that those five year GPO contracts have an automatic renewal process where if health systems were not to notify us by this October, they automatically renew for another five year period.

So to answer your question, the assumption in our fiscal 2018 guidance is the high retention levels that we’ve continued to experience as those contracts will remain in place through fiscal 2018. We continue to have a very high degree of confidence about the renewal process. As you heard Mike Szubski talk about earlier today, it’s all about the large amount of savings, and cost reduction, and value that we’re providing. And that’s what we’re focused, and actually look forward to conversations with our member-owners over the next year in terms of the ongoing relationship we will have with them longer-term.

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Susan D. DeVore

President and Chief Executive Officer

Might be helpful, Jonathan, to put back up the Mike Szubski slide if you have it, because I think the point I would make is we have that slide for all 170 plus owners. As competitors might come in and say I’ll renegotiate this small piece here, or that small piece there, we’re focused on renewing based on that overall value proposition to them long-term. We’ve had very high, as you said, retention rates in the past. We expect the vast majority to renew with similar economics. They also have three-sevenths of their remaining equity value that would be at risk if they left the partnership. The combination of the very small piece that the admin fees are of the total value proposition, together with the equity that they would potentially have to walk away from, makes us very confident about the renewal process.

Craig S. McKasson

Chief Financial Officer

Just add on to that, I’ve also previously discussed, but of our net administrative fees revenue, about 40% of that revenue is outside of the member-owner renewal process. It’s either with other contracted health care providers, our non-acute business, or member-owners that have already extended or have longer contract terms than those initial five year contracts.

So about 60% of our revenue is subject to the renewal process, 40% is outside of that and just runs through its normal kind of contracted waterfall process, if you will. Then within our member-owner base, about 25% of the revenue that comes from our member-owners has actually either already been extended, as you heard Mike Szubski talk about today, or they initially had contract terms that were beyond that five year window. We will obviously continue to update the investor community as we go through this process over the coming months.

Eric R. Percher

Barclays PLC

Thank you. I think we touched on your specialty pharmacy strategy as we went through the day, but maybe a step back. Could you give us a little bit more of across the different ways that you will touch on specialty pharmacy, a traditional GPO relationship? What you’ve done around specialty pharmacy specifically? And also maybe the role you can play in helping hospitals get access to limited distribution products, which we hear as a major concern of IDNs today. How do you play across each of those, and how will biosimilars play across each of those? What’s the role of Premier probably?

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Susan D. DeVore

President and Chief Executive Officer

I’ll start at a high level, and you can add some of the details. We view the pharmacy space much like we viewed the supply chain space, which is, it’s not enough to just have a GPO portfolio and a little bit of supply chain analytics. You actually need to have end-to-end supply chain capabilities to help these health systems take out the kinds of dollars they are trying to take out. In pharmacy, we have the same view.

We have a GPO portfolio in the acute care setting for the pharmacy buying that happens in hospitals. That isn’t enough for them to manage the overall cost of care and the overall pharmacy challenges that they have. So the partnership with a PBM allows them to take the 10% out and have standard formulary kind of capabilities. Specialty pharmacy allows them to take care of patients once they leave the health care system, and prevent readmissions, and emergency usage, and manage the total cost of care.

We have access to 100 plus limited distribution drugs, so it also helps them get access to - and Acro, a big part of Acro, is access to some of the drugs that the health systems really needed. The minority interest we have in FFF, a specialty distributor, gives us a vehicle for biosimilars to come into the health care system to be combined then with our clinical data, so that you actually have the test beds and the proof points for the effectiveness of biosimilars at a 20% to 30% cost reduction. So we view this integrated pharmacy strategy, and part of it is owned wholly, part of it is partnered, and part of it is minority interest. But it really allows us to give them an end-to-end pharmacy capability.

Michael J. Alkire

Chief Operating Officer

I was just going to add, I think it’s interesting that Merck is here today, as well. But we’re building significant credibility with the pharmaceutical industry from a specialty pharmacy standpoint, in terms of our ability to consistently deliver or dispense very, very expensive therapies.

As we do more of that, we’re building more credibility with pharmaceutical organizations who are now providing us, and you heard Craig talk about the organic side of the growth, additional drugs that we might not have had access to before. It’s just one of those positively perpetuating cycles.

Secondly, in terms of the biosimilars, very similarly to what Durral said, each of those therapies are going to be very unique to each patient. They’re going to want dispensing mechanisms that are very, very focused towards each of those patients and we believe some of the processes that we’ve been building out in our specialty pharmacy will differentiate us in that market. One last thing.

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Susan made a comment about FFF being a specialty distributor. It is also a biologics distributor, and I think that’s really key. They distribute blood products and vaccines. Very similar to the biologics or the biosimilars that are going to be coming into the market, and we have that distribution capability as well.

Eric R. Percher

Barclays PLC

Can I ask a follow up? When you look at the fundamental role of the GPO, is there any way to play a greater role in helping the hospital determine which product they want to utilize and then go-to-market [inaudible] that drive cost?

Susan D. DeVore

President and Chief Executive Officer

So the question was, given what is happening, is there any way for us to provide more value and really help people figure out the comparative effectiveness of products and make those clinical decisions.

What I would say is that’s very much a differentiator for us. We sit at the middle of these 2,000 suppliers, and we have relationships with them, like the people you saw on stage. We have 3,700 hospitals that are a test bed. We have all this clinical data over here. We have GPO contracts over here. We have distribution mechanisms over there. What that means is, we can actually go into a health system. We can look at their alternatives for clinical choices, both procedures and medication interventions. And use of devices.

You saw the Service Line Analytics, we can actually show them which ones affect clinical outcomes, which ones don’t, what the difference in price is, what the difference is in preferences by physician. So we’re actually in a really unique position to provide them with a lot more valuable information that helps to make those decisions. They’ve been making those decisions pretty blindly, based on how they were trained in medical school. Bringing these data points together and really proving and disproving theories about the differences in products or procedures is a unique differentiation for us.

Michael J. Alkire

Chief Operating Officer

You heard Marshall Ruffin talk a little bit about it. First it’s going to be, sort of the whole procedure. How do you standardize on procedures, and potentially leveraging the genomics into that. They’ve also got to have a vision of - as they’re looking at genetic matter from tumors - how do you tie that into the oncology formularies. Very specific to the genetics of the tumor. They’re beginning to already do this work, and to Susan’s point, as that stuff begins to sort of play out, we will be able to take that stuff and scale up across the rest of the health care system.

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Susan D. DeVore

President and Chief Executive Officer

Question back here.

[Unidentified Participant]

I have a question about the Service Line Analytics product. Where does the pricing data come from on the products, and is one health system able to see another health system? Or, is it only within the system, the price that they’re seeing? Is there any conflict with that type of data, and in the GPO side of the business?

Leigh Anderson

Chief Information Officer

The Service Line Analytics tool does two things. It grabs the quality data, which is benchmarked. People who are part of the QUEST collaborative actually share that transparently. You’ve heard that before. The invoicing information, the dollars and cents piece of that, comes off of the wholesaler information or the invoice last paid price off of their own data. So we actually have benchmarking information on that, which people actually signed over from a data rights perspective.

Susan D. DeVore

President and Chief Executive Officer

Because the data sets are so big, we allow them to choose their peer group so they can choose folks who are like them. So the data will be blinded, but they can see how they compare to their peer groups. In many of our collaboratives, they choose to be transparent and they open up all these data sets by name and by facility to be able to see the differences. It depends on whether the group has agreed to do it transparently, and if not transparently, the data sets are so big they can choose peer groups.

Michael J. Alkire

Chief Operating Officer

Last pitch on predictive analytics. We’ve actually built a predictive algorithm, so that you can imagine - you could have some science just around who’s my peer group. We’ve put some science around just making sure that, based upon admissions, discharges, transfers, acuity, co-morbidities, we actually select a group of peers that we actually recommend, so that they can actually see who they’re comparing with. They don’t have to go through all the challenges of figuring out who they want to compare against.

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Susan D. DeVore

President and Chief Executive Officer

Okay, other questions?

Donald Hooker

KeyBanc

Don Hooker, KeyBanc. I wanted to get maybe an update on the competitive landscape in terms of some of the regional, smaller GPOs that still seem to exist. Intuitively it feels like this is a scale business, right?

Susan D. DeVore

President and Chief Executive Officer

Right.

Donald Hooker

KeyBanc

How do they stay alive and relevant, and how do you see that playing out over the next, say five years?

Susan D. DeVore

President and Chief Executive Officer

It’s a great question, and actually that’s existed for quite a long time, and there are a lot of them. Many of them are a part of Premier. What I would say in general, is that they’re trying to drive compliance together in smaller groups, and they’re trying to get maybe an additional level of savings on top of the infrastructure.

So Premier. It would be the infrastructure for all of those regional groups that are a part of Premier, and providing the underlying data analytics, GPO portfolio services and wrap-around people, and then helping them actually make decisions together in a more highly compliant way to drive additional value. And sometimes, particularly with purchased services, that buying is very regional, not as much national. So their ability to aggregate their business together at a regional level allows them to get additional price points. Think of it as just a layer on top of all the infrastructure.

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Michael J. Alkire

Chief Operating Officer

What Leigh was just describing on those - sort of analytics layer, that cognitive layer. He now can look at these regional price points, and where it makes sense, he can pull all those together and look across the regions where our best pricing - and are in fact they getting value from being part of those regional groups, or should they be doing something more at a national level.

Susan D. DeVore

President and Chief Executive Officer

None of them want to have to spend the money to create all this technology, and none of them want to have to do all the analytics, and all the work, and all the contracting to get to the baseline contracts.

Do we have time for one more question, or are we out of time? One more question, Jim says.

[Unidentified Participant]

Question for you. I think it’s slide 13, you talked about the cross-selling percentages, and I realize that they’ve been on the rise recently. But two questions. Number one, why are those so, I guess, low? You would think that they would be higher. What’s happening at Premier that’s causing that, or the result of that? Is that something that you’re not operating optimally in that area, or is it something structural? And number two, where do you think that could - could those percentages move up to over, say the next three to five years, and could you help quantify that impact on revenues and maybe EBITDA growth, EPS growth, etcetera.

Susan D. DeVore

President and Chief Executive Officer

A couple of things. First of all, if you’ve ever been to HIMSS, you’ve seen the thousands of companies out there with various point solutions. That measurement, we probably should always say this, that measurement is what percentage of the members are buying at least one offering in each of the three buckets. Which means, it’s not reflecting all-in members who are buying three things in the quality and safety buckets. So just kind of keep that in mind.

It’s sort of measuring - because for us, we want a foot in the door in each of the three buckets, with at least one, and then we want to upsell from there. That’s how we’ve decided that we want to measure that for purposes of keeping our people focused on that. It’s been a point solution

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market historically, and we are moving this whole industry - and you heard it in all the panels - to integrated data sets and solutions. But they have existing point solutions in place, existing contracts in place, existing loyalty to point solutions in place. We used to go-to-market that way.

So when we talk about our new customers like Wake Forest, they’re coming all-in. Much higher levels of participation in all of the buckets, because they’ve already moved and we’re coming in with an integrated approach. The places that we have historically been just in the GPO, or just in the informatics side, it takes longer to change those behavior patterns.

It’s a $10 billion opportunity, if we sold everything we had today, to every customer we had today, and we didn’t build anything or launch anything new, and we didn’t add a new customer. It’s a good runway for us, and there’s still a lot of room.

Michael J. Alkire

Chief Operating Officer

I think you would agree with this, but those health care systems that actually presented today - Bon Secours, Baystate, Inova, University - are very, very aligned at the top level. Historically, health care’s biggest issue has been the siloed mentality of the various departments. And so it’s exactly what Susan said, there’s all these point solutions that are being sold into various silos. We’re now finally at this place where we’re able to sell those integrated solutions to the academics, and some of the organizations who have reduced those silos to create real value across the enterprise. And that’s where we think the real opportunity for cross-selling is.

Susan D. DeVore

President and Chief Executive Officer

But members are at different places on that journey.

Michael J. Alkire

Chief Operating Officer

Absolutely.

Susan D. DeVore

President and Chief Executive Officer

Okay, so this concludes our Investor Day. Thank you for spending so many hours with us today. Just a few final thoughts. First, as one of you said, I said no matter what happens in Washington, the quality problem hasn’t changed, the safety problem hasn’t changed, the cost problem hasn’t changed. This journey to value-based payment hasn’t changed. So our solutions have been built, and will continue to be built around these integrated, holistic abilities to bring data, technology and people together to solve problems.

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Second, I would say that our member relationship is unique. I hope you could see that today. These are strategic relationships, and it’s multi-faceted value that we’re delivering to these health care systems. Administrative fees is but a very small piece of the overall economic value proposition with these members. Sometimes investors will say we do a number of things, but the reason we do a number of things is, at the core, we are strategically aligned with the C-suite, and we’re trying to help them solve their cost, quality, safety and population health problems. That means they need these various forms of technology, and they need them to be connected. We think that integrated, holistic set of offerings and approaches really will allow us to keep the retention efforts that we’ve had historically.

Third, for you, I think we’re a predictable and reliable investment. We’ve got a unique business model. It takes some time for us to explain it and for investors to understand the complexity of our business model. But we’ve been generating double-digit growth on the top-line and bottom line, which is what we set out to do when we initiated the IPO, and we think there’s a tremendous opportunity to continue to deliver long-term stockholder value. The three and a half year track record, so far, is one of steady growth. Investment in additional capabilities- that you can see - we completely integrate into our capabilities. They don’t stand out there as separate companies or separate offerings. They get integrated into the overall approach. We take a very deliberate and thoughtful approach around how to invest, both organically and inorganically, and we will continue to do that.

So I hope you’ll leave today understanding that our solution set is pretty different. It’s not something that we think anybody else really has the depth and breadth of the capabilities. The challenges in healthcare are only intensifying. It’s not getting easier for health care systems. Somewhere along the way, somebody talked about - I think somebody back there asked who are going to be the winners and losers. Part of the reason we’re so focused on the entire continuum - meaning the physician data sets, the ambulatory settings, the GPO purchasing in alternate sites - is because we want to be positioned across the entire continuum. So as the business moves to different locations, as was described by Joe, we are providing technology, supply chain services, pharmacy services, in all those locations. So we don’t have a risk of business moving from one place to another. We have services across that continuum.

We don’t provide answers in pieces in parts. We don’t just install applications and leave. We don’t just make recommendations. We actually drive change. We actually are there with them implementing the improvement. We think it’s our job to transform health care in America and accelerate this transformation, and to enable it with fact-based technology and services. We’re passionate about it. We think their missions, their ability to implement their missions, are dependent on it. And everybody at Premier wakes up every day saying, how are we going to affect health care for the 350 million people in this country, and how are we going to make it safer, higher-quality, more cost-effective, and better for patients.

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We love what we do. Even with the complexity, we’re excited to do it every day. So thank you for being here today. We’ll be here, a couple of us, for a few more minutes - probably until one o’clock, if anybody wants to hang around and ask any additional questions.

Thank you so much. Our fourth quarter conference call will be in August, so we look forward to seeing you again then. Thank you.

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